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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Vertex Pharmaceuticals Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 8, 2011

Dear Shareholder:

        We cordially invite you to attend our 2011 annual meeting of shareholders. We will hold our meeting on Thursday, May 12, 2011, at 9:30 a.m. at our headquarters at 130 Waverly Street, Cambridge, Massachusetts.

        At this year's meeting, you will be asked to vote on the election of directors, to provide your advisory views on our executive compensation program and on the frequency with which we should request advisory votes on our executive compensation program in the future, and to ratify Ernst & Young LLP as our auditors.

        Whether or not you attend the meeting in person, we encourage you to vote by completing, signing and returning the enclosed proxy prior to the meeting. Every shareholder vote is important. To ensure your vote is counted at the annual meeting, please vote as promptly as possible.

        Thank you for giving these materials your careful consideration.

Sincerely,

Matthew W. Emmens Chairman, President and CEO

 2011 Proxy Summary

        This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

Time and Date:	9:30 a.m., Thursday, May 12, 2011
Place:	130 Waverly Street Cambridge, Massachusetts 02139
Record Date:	March 15, 2011
Voting:	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Voting Matters

	Board Vote Recommendation	Page Reference (for more details)
Election of Directors	FOR EACH DIRECTOR NOMINEE	4
Advisory Vote on Executive Compensation Program	FOR	14
Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation Program	FOR EVERY YEAR	15
Ratification of our Appointment of Ernst & Young LLP as Auditors for 2011	FOR	16

Board Nominees

        Matthew W. Emmens and Wayne J. Riley are up for re-election at the 2011 annual meeting, and our board has nominated Margaret G. McGlynn for election at the 2011 annual meeting. We have three classes of directors who are elected for three-year terms by a plurality of votes cast.

Name	Age	Director Since	Principal Position	Committees	Other Public Company Boards
Matthew W. Emmens	59	2004	Chairman, President and CEO Vertex Pharmaceuticals Incorporated	None	Shire plc
Margaret G. McGlynn	51	Nominee	Former President, Vaccines and Infectious Diseases Merck & Co., Inc.	To Be Determined	Air Products and Chemicals, Inc.; Amicus Therapeutics, Inc.
Wayne J. Riley	51	2010	President and CEO Meharry Medical College	Corporate Governance and Nominating Committee and Management Development and Compensation Committee	Pinnacle Financial Partners, Inc.

Executive Compensation Advisory Vote and Its Frequency

        We are asking shareholders to approve, on an advisory basis, our executive compensation program. Our board of directors recommends that our shareholders vote FOR this proposal because it believes that our compensation policies and practices are effective in achieving our goals of (i) rewarding our executive officers for the achievement of short-term and long-term strategic and operational goals while at the same time seeking to avoid encouraging inappropriate or excessive risk-taking, and (ii) attracting and retaining the talented executives necessary to achieve our goal of being a biopharmaceutical company with industry-leading capabilities in research, development and commercialization of innovative drugs.

        We also are asking our shareholders to approve, on an advisory basis, the frequency of future advisory votes on our executive compensation program. Our board recommends that shareholders vote in favor of holding advisory votes on our executive compensation program EVERY YEAR.

2010 Compensation Decisions

        We are preparing for the expected launch and commercialization of telaprevir, our lead drug candidate for the treatment of hepatitis C virus, or HCV, infection, and VX-770, our drug candidate for the treatment of cystic fibrosis, or CF, which is being evaluated in a registration program focused on a specific form of the gene mutation that causes CF. We seek to closely align the interests of our executive officers with the interests of our shareholders. Our executive officers' total compensation is comprised of a mix of base salary, annual cash incentives and long-term incentive awards that include both time-based stock options and performance-based restricted stock awards. Long-term equity-based incentive compensation continues to make up the majority of the compensation for each of our executive officers. Annual restricted stock awards to our executives with performance accelerated vesting factors reflect our practice of incorporating such features into our compensation programs with the goal of advancing our longer-range strategic plan.

        We had a very successful year in 2010, despite the scientific, technical, logistical, competitive and regulatory challenges involved in advancing our first pharmaceutical product toward the market. We completed the registration program for telaprevir and filed a New Drug Application, or NDA, with the United States Food and Drug Administration, or FDA, in a timely fashion, while advancing the registration program for VX-770 and several other earlier-stage clinical programs for drug candidates in various medical indications. We also prepared for the expected telaprevir launch by implementing related commercial, manufacturing, regulatory compliance, patient safety and other programs, and continued to maintain our research productivity and organizational and financial strength. The achievement of these difficult operational goals served as a key factor in determining executive compensation for 2010, including the award of annual bonuses and equity awards at significantly above target levels for all of our executive officers, and at the maximum possible level for our Chief Executive Officer and Chief Scientific Officer.

2010 Compensation Summary

        Set forth below is the 2010 compensation for each named executive officer as determined under the rules of the Securities and Exchange Commission, or the SEC. The SEC's calculation of total compensation (reflected in the column entitled "Total") includes several items that are driven by accounting assumptions, which are not necessarily reflective of compensation actually realized by the named executives in 2010. To supplement the SEC-required disclosure, we have included an additional column in the table below entitled "Total Realized Compensation," which shows total compensation realized by each of the named executive officers in 2010.

Name	Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total	Total Realized Compensation (1)

Matthew W. Emmens	$1,129,192	$1,842,727	$8,998,774	$2,931,638	$9,829	$14,912,160	$4,070,659
Ian F. Smith	$491,220	$471,759	$1,688,073	$459,000	$12,429	$3,122,481	$2,229,882
Peter Mueller	$564,596	$566,119	$2,046,867	$509,850	$12,495	$3,699,927	$2,829,872
Kenneth S. Boger	$435,175	$396,881	$1,420,310	$342,563	$12,338	$2,607,267	$1,479,261
Amit Sachdev	$380,241	$396,881	$1,420,310	$304,500	$1,229	$2,503,161	$808,108
(1)
The amounts reported in the Total Realized Compensation column differ substantially from the amounts reported in the Total column, as determined under SEC rules, and are not a substitute for those Total amounts. Total Realized Compensation represents: (1) Total compensation, as determined under applicable SEC rules, minus (2) the aggregate grant-date fair value of restricted stock awards and stock option awards granted in February 2010 and July 2010 (as reflected in the Stock Awards column and Option Awards column), plus (3) the value realized in 2010 from the vesting of restricted stock awards and exercises of stock options (as reflected in the Option Exercises and Stock Vested for 2010 table on page 39). For more information on Total compensation as calculated under SEC rules, see the narrative and notes accompanying the Summary Compensation Table set forth beginning on page 32.

Auditor

        We are asking our shareholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011. Set forth below is summary information with respect to Ernst & Young LLP's fees for services provided to us in 2010 and 2009.

	2010	2009
Audit fees:	$1,074,619	$1,080,499
Audit-related fees:	88,895	285,569
Tax fees:	614,545	43,145
All other fees:	112,229	945

Total	$1,890,288	$1,410,158

        Our board recommends that shareholders vote FOR ratifying our appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011.

VERTEX PHARMACEUTICALS INCORPORATED
130 Waverly Street
Cambridge, Massachusetts 02139-4242
Telephone: (617) 444-6100
www.vrtx.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 12, 2011

TO THE SHAREHOLDERS OF VERTEX PHARMACEUTICALS INCOPORATED:

        Vertex Pharmaceuticals Incorporated will hold its 2011 annual meeting of shareholders on Thursday, May 12, 2011, at 9:30 a.m. at our headquarters, which are located at 130 Waverly Street, Cambridge, Massachusetts. The purposes of the meeting are:

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  to elect the three director nominees that are set forth in the attached proxy statement to the class of directors whose term will expire in 2014;

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  to approve, by a non-binding advisory vote, our executive compensation program;

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  to recommend, by a non-binding advisory vote, the frequency with which we should request advisory votes on our executive compensation program in the future;

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  to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011; and

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  to transact other business that may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

        Only shareholders of record of our common stock at the close of business on March 15, 2011 are entitled to receive notice of and to vote at the annual meeting and any adjournment or postponement of the annual meeting.

        Your vote matters. Whether or not you plan to attend the annual meeting, please ensure that your shares are represented by voting, signing, dating and returning your proxy in the enclosed envelope, which requires no postage if mailed in the United States.

BY ORDER OF THE BOARD OF DIRECTORS

KENNETH S. BOGER Secretary April 8, 2011

VERTEX PHARMACEUTICALS INCORPORATED
130 Waverly Street
Cambridge, Massachusetts 02139-4242
Telephone: (617) 444-6100
www.vrtx.com

PROXY STATEMENT
2011 ANNUAL MEETING OF SHAREHOLDERS
To be held on May 12, 2011

GENERAL INFORMATION REGARDING PROXY MATERIALS AND ANNUAL
MEETING OF SHAREHOLDERS

        This proxy statement, with the enclosed proxy card, is being furnished to shareholders of Vertex Pharmaceuticals Incorporated in connection with the solicitation by our board of directors of proxies to be voted at our 2011 annual meeting of shareholders and at any postponements or adjournments thereof. The annual meeting will be held on Thursday, May 12, 2011, at 9:30 a.m. at our headquarters, which are located at 130 Waverly Street, Cambridge, Massachusetts.

        This proxy statement and the enclosed proxy card are first being mailed or otherwise furnished to our shareholders on or about April 11, 2011. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and other materials regarding our company are being mailed to the shareholders with this proxy statement, but are not part of the proxy statement.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

        This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2010 are available to holders of record of our common stock at www.envisionreports.com/vrtx and to beneficial holders of our common stock at www.edocumentview.com/vrtx.

 QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1.    What is the purpose of the annual meeting?

        At the annual meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting of Shareholders. These include the election of directors, the approval on an advisory basis of our executive compensation program, an advisory vote on the frequency with which our shareholders will provide future advisory votes on our executive compensation program and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. Management, chairs of each committee of our board and representatives of Ernst & Young LLP are expected to be available to respond to questions from shareholders.

2.    What is a proxy?

        It is your legal designation of another person to vote the stock you own in the manner you direct. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated Matthew W. Emmens, Ian F. Smith and Valerie L. Andrews to serve as proxies at the annual meeting.

3.    What is a proxy statement?

        It is a document that provides certain information about a company and matters to be voted upon at a meeting of shareholders. As a shareholder, the SEC requires us to give you the information in this proxy statement when we are soliciting your vote.

4.    What is the difference between a shareholder of record and a shareholder who holds stock in street name?

        Shareholders of Record.    If your shares are registered in your name with our transfer agent, Computershare, you are a shareholder of record with respect to those shares, and these proxy materials were sent directly to you by Computershare.

        Street Name Holders.    If you hold your shares in an account at a bank or broker, then you are the beneficial owner of shares held in "street name." The proxy materials were forwarded to you by your bank or broker, who is considered the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares held in your account.

5.    How many shares must be represented in order to hold the annual meeting?

        In order for us to conduct the annual meeting, holders of a majority of the shares entitled to vote as of the close of business on the record date must be present in person or by proxy. This constitutes a quorum. If you are a shareholder of record, your shares are counted as present if you properly return a proxy card or voting instruction form by mail or if you attend the annual meeting and vote in person. If you are the beneficial owner of shares held in "street name" you must follow the instructions of your bank or broker in order to direct them on how to vote the shares held in your account. Abstentions and broker non-votes will be counted as present for purposes of establishing a quorum. If a quorum is not present, we will adjourn the annual meeting until a quorum is obtained.

6.    How can I vote at the annual meeting if I own shares in street name?

        If you are a street name holder, you may not vote your shares at the annual meeting unless you obtain a legal proxy from your bank or broker. A legal proxy is a bank's or broker's authorization for you to vote the shares it holds in its name on your behalf.

7.    What is the record date and what does it mean?

        The record date for the annual meeting is March 15, 2011 and was established by our board of directors. On the record date, there were 205,359,530 shares of our common stock entitled to vote. Owners of record of common stock at the close of business on the record date are entitled to:

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  receive notice of the annual meeting; and

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  vote at the annual meeting and any adjournment or postponement of the annual meeting.

8.    If I submit a proxy, may I later revoke it and/or change my vote?

        Shareholders may revoke a proxy and/or change their vote prior to the completion of voting at the annual meeting by:

  •
  signing another proxy card with a later date and delivering it to our Secretary, Kenneth S. Boger, 130 Waverly Street, Cambridge, Massachusetts 02139, before the annual meeting; or

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  voting at the annual meeting, if you are a shareholder of record or hold your shares in street name and have obtained a legal proxy from your bank or broker.

9.    What if I do not specify a choice for a matter when returning a proxy?

        Shareholders should specify their choice for each matter following the directions described in the Notice or on their proxy card. If no specific instructions are given, proxies that are signed and returned will be voted:

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  FOR the election of all director nominees

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  FOR our executive compensation program

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  FOR conducting future advisory votes on our executive compensation program EVERY YEAR

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  FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011

10.    Are my shares voted if I do not provide a proxy?

        If you are a shareholder of record and do not provide a proxy, you must attend the annual meeting in order to vote. If you hold shares through an account with a bank or broker, your shares may be voted by the bank or broker if you do not provide voting instructions. Banks and brokers have the authority under applicable rules to vote shares on routine matters for which their customers do not provide voting instructions. The ratification of Ernst & Young LLP as our independent registered public accounting firm is considered a routine matter. The election of directors and the votes regarding our executive compensation program are not considered routine, and banks and brokers cannot vote shares without instruction on those matters. Shares that banks and brokers are not authorized to vote on those matters are counted as "broker non-votes" and will have no effect on the results of those votes.

11.    What vote is required to approve each proposal and how are votes counted?

Proposal 1: Election of Directors	The nominees for director who receive the most votes, also known as a "plurality" of the votes, will be elected. Abstentions are not counted for purposes of electing directors. You may vote either FOR or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors.
Proposal 2: Approval of Our Executive Compensation Program
To be approved, this proposal must receive an affirmative vote from shareholders present in person or represented by proxy at the annual meeting representing a majority of the votes cast on the proposal. Abstentions will have no effect on the results of this vote.
Proposal 3: Recommendation on the Frequency of Future Advisory Votes on Our Executive Compensation Program	The recommendation that receives the most votes, also known as a "plurality" of the votes, will be adopted. Abstentions will have no effect on the results of this vote.
Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm
To be approved, this proposal must receive an affirmative vote from shareholders present in person or represented by proxy at the annual meeting representing a majority of the votes cast on the proposal. Abstentions will have no effect on the results of this vote.

12.    Where can I find more information about my voting rights as a shareholder?

        The SEC recently created an informational website that provides shareholders with general information about how to cast their vote and why voting should be an important consideration for shareholders. You may access that website at sec.gov/spotlight/proxymatters.shtml.

PROPOSAL 1:
ELECTION OF DIRECTORS

        Our board of directors is divided into three classes, the Class I Directors, Class II Directors and Class III Directors, with one class elected each year. Members of each class hold office for a three-year term. Our board currently consists of nine members. Our by-laws provide that our board shall consist of at least three and not more than eleven members, as may be fixed from time to time by our board. The terms of the Class I Directors will expire at the 2011 annual meeting. Matthew W. Emmens and Dr. Wayne J. Riley, current Class I Directors, have been nominated by our board for re-election at the 2011 annual meeting for a three-year term that will expire at the 2014 annual meeting. In addition, our board has nominated Margaret G. McGlynn for election as a Class I Director. Dr. Stuart J.M. Collinson and Dr. Eugene H. Cordes, current Class I Directors, are not standing for re-election. The terms of the Class II Directors and Class III Directors will expire at the 2012 and 2013 annual meetings, respectively. If any of the nominees for election to our board should, for any reason, be unavailable to serve, proxies will be voted for such other candidate as may be designated by our board, unless our board reduces the number of directors. Our board has no reason to believe that Mr. Emmens, Dr. Riley or Ms. McGlynn will be unable to serve if elected.

        The corporate governance and nominating committee of our board of directors is responsible for recommending to our board of directors the composition, structure and procedures of our board and for developing criteria for board membership. This committee engages in a regular practice of reviewing director competencies, qualities and experiences, with the goal of ensuring that our board is comprised of an effective team of directors who are able to apply their experience toward meaningful contributions to general corporate strategy and oversight of corporate performance, risk management, organizational development and succession planning.

        Accordingly, the corporate governance and nominating committee seeks to recommend for nomination directors of stature who have a substantive knowledge of our business and industry or who can bring to the board specific and valuable strategic or management capabilities acquired in other industries. The corporate governance and nominating committee also seeks personal qualities that foster a respectful environment in which our directors listen to one another and are engaged and constructive. These goals for our board composition presuppose a diverse range of viewpoints, experiences and specific expertise. The corporate governance and nominating committee considers a nominee's personal characteristics and business experience relative to those of our existing board members, including the type of prior management experience, levels of expertise relevant to our business and its growth stage, prior board service, reputation in the business community, personal characteristics such as gender and race and other factors that the committee believes to be important at the specific point in time when choices for board membership are being made.

        The key experience, qualifications, attributes and skills brought by our directors to our board that are important in light of Vertex's business and structure include:

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  Leadership experience.  We believe that directors who have held significant leadership positions over extended periods of time provide our company with special insights. These people generally have a practical understanding of organizational processes and strategy that is valuable during periods of organizational change and growth.

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  Industry knowledge.  We seek to have directors with substantive knowledge of the biotechnology, pharmaceutical or related industries. We believe that having a substantial portion of our board of directors comprised of individuals with experience as executives or directors in these industries provides our board with the background necessary to counsel our management regarding the issues facing our company.

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  Financial expertise.  We believe that an understanding of finance is important for our board of directors, and our budgeting processes and financial and strategic transactions require our directors to be financially knowledgeable. In addition, we seek to have a number of directors qualified to serve on our audit and finance committee and at least one director with in-depth knowledge of financial statements and financial reporting processes sufficient to qualify as an audit committee financial expert under relevant regulatory standards.

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  Scientific experience.  As a biopharmaceutical company that seeks to be a leading innovator, we also look for directors with backgrounds in science and technology and in particular the research and development of pharmaceutical products.

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  Commitment to company values and goals.  We seek directors who are committed to our company and its values and goals and who value the contributions that can be provided by individuals who believe in our company and its prospects for success.

        In each of the director nominee and director biographies that follow, we highlight the specific experience, qualifications, attributes and skills that led the board of directors to conclude that the director nominee or director should serve on our board of directors at this time.

Nominees

Class I Directors—Present Terms Expiring In 2011 And Proposed Terms To Expire In 2014

Matthew W. Emmens	Age: 59
Director since 2004

Mr. Emmens has been our Chairman, Chief Executive Officer and President since May 2009. He became our President in February 2009. Mr. Emmens also serves as the Chairman of the Board of Directors of Shire plc, a specialty biopharmaceutical company, and has been a member of Shire's board since March 2003. From March 2003 to June 2008, Mr. Emmens was also the Chief Executive Officer of Shire plc. Before joining Shire in 2003, Mr. Emmens served as President of Merck KGaA's global prescription pharmaceuticals business in Darmstadt, Germany. In 1999, he joined Merck KGaA and established EMD Pharmaceuticals, Inc., its United States prescription pharmaceutical business. Mr. Emmens held the position of President and Chief Executive Officer at EMD Pharmaceuticals from 1999 to 2001. Prior to this, Mr. Emmens held various positions, including Chief Executive Officer, at Astra Merck, Inc. as well as several positions at Merck & Co., Inc. Mr. Emmens was a member of the Board of Directors of Incyte Corporation from 2006 through February 2009. He received a B.S. degree in business management from Farleigh Dickinson University.

Mr. Emmens provides our board with in-depth knowledge of our company through his day-to-day leadership of our executive team. Mr. Emmens also possesses strong leadership qualities that he has demonstrated and developed through his service as the CEO of a number of pharmaceutical and biotechnology organizations, including Shire. He also has substantial financial expertise and industry knowledge applicable to the current stage of our business, including significant experience leading commercial organizations.

Wayne J. Riley, M.D.	Age: 51
Director since 2010

Dr. Riley is President and Chief Executive Officer of Meharry Medical College, a position he has held since January 2007. In addition, he holds the academic rank of Professor of Internal Medicine at both Meharry and Vanderbilt University Schools of Medicine. From May 2004 to December 2006, Dr. Riley served as a corporate officer and member of the executive management team as Vice President and Vice Dean for Health Affairs and Governmental Relations and Associate Professor of Medicine at Baylor College of Medicine. He also served during that period as Assistant Chief of Medicine at Ben Taub General Hospital, Baylor's primary adult public hospital teaching affiliate. He was Assistant Dean for Education at Baylor College of Medicine from 2000 to 2004. Dr. Riley is a member of the Board of Directors of Pinnacle Financial Partners, Inc., a financial services firm. Dr. Riley earned a B.A. from Yale University, an M.P.H. in health systems management from the Tulane University School of Public Health and Tropical Medicine, an M.D. from the Morehouse School of Medicine and an M.B.A. from the Jones Graduate School of Business, Rice University.

Our board believes Dr. Riley is a valuable contributor to our board due to the leadership and management skills he has acquired through his experience as the CEO of Meharry Medical College and through his prior executive positions at Baylor College of Medicine and Ben Taub General Hospital. In addition, Dr. Riley has significant medical and academic experience in the health care field.
Nominee—Proposed Term to Expire in 2014
Margaret G. McGlynn	Age: 51
Nominee to be Elected to Board in May 2011

Margaret G. McGlynn, R.Ph., has been nominated for election to our Board of Directors at our 2011 annual meeting. Ms. McGlynn served as President, Vaccines and Infectious Diseases of Merck & Co., Inc. from 2005 until her retirement in 2009. Ms. McGlynn joined Merck in 1983 and served in a variety of marketing, sales and managed care roles. Currently, Ms. McGlynn serves as a member of the board of directors for Air Products and Chemicals, Inc. and Amicus Therapeutics, Inc. She is also a member of the National Industrial Advisory Committee at the University at Buffalo School of Pharmacy and Pharmaceutical Sciences. Ms. McGlynn holds a B.S. in Pharmacy and an M.B.A. in Marketing from the State University of New York at Buffalo.

Our board believes that Ms. McGlynn will be a valuable member of our board based on her significant commercial experience in the pharmaceutical industry and the leadership and financial expertise she has developed as an executive at a global pharmaceutical company, and as a member of the board and audit committee of Air Products and Chemicals, Inc., an international chemical manufacturer and distributor. As our newest board member, she would bring a fresh perspective regarding our company.

 Continuing Members of Our Board of Directors

Class II Directors—Terms Expiring in 2012

Jeffrey M. Leiden, M.D., Ph.D.	Age: 55
Director since 2009

Dr. Leiden has more than 20 years of experience in the biomedical and pharmaceutical sectors. Dr. Leiden was President and Chief Operating Officer of Abbott Laboratories, Pharmaceuticals Products Group and a member of the Board of Directors of Abbott Laboratories from 2001 to 2006. From 1987 to 2000, Dr. Leiden held several academic appointments, including positions as the Rawson Professor of Medicine and Pathology and Chief of Cardiology and Director of the Cardiovascular Research Institute at the University of Chicago, the Elkan R. Blout Professor of Biological Sciences at the Harvard School of Public Health, and Professor of Medicine at Harvard Medical School. He is an elected member of both the American Academy of Arts and Sciences and the Institute of Medicine of the National Academy of Sciences. Dr. Leiden is a Managing Director at Clarus Ventures, a life sciences venture capital firm he joined in 2006. Dr. Leiden also is a director and the non-executive Vice Chairman of the Board of Shire plc, and a director of several private biotechnology companies. Dr. Leiden was a member of the Board of Directors of Millennium Pharmaceuticals, Inc. from October 2007 until it was acquired in June 2008. He received both his M.D. and Ph.D. degrees from the University of Chicago.

Our board determined that Dr. Leiden should serve as a director because he is a distinguished physician, scientist and teacher with a strong background as an executive in the pharmaceutical industry and as a life sciences venture capitalist. Dr. Leiden has significant strategic and biotech investment experience.
Bruce I. Sachs	Age: 51
Director since 1998

Mr. Sachs is a General Partner at Charles River Ventures, a venture capital firm he joined in 1999. From 1998 to 1999, he served as Executive Vice President and General Manager of Ascend Communications, Inc. From 1997 until 1998, Mr. Sachs served as President and Chief Executive Officer of Stratus Computer, Inc. From 1995 to 1997, he served as Executive Vice President and General Manager of the Internet Telecom Business Group at Bay Networks, Inc. From 1993 to 1995, he served as President and Chief Executive Officer at Xylogics, Inc. Mr. Sachs was a director of BigBand Networks, Inc. from 2005 through June 2009. Mr. Sachs holds a B.S.E.E. in electrical engineering from Bucknell University, an M.E.E. in electrical engineering from Cornell University, and an M.B.A. from Northeastern University.

Our board believes that Mr. Sachs should serve as a director because of his strong business judgment and financial analytical skills, which are evidenced by his experience developing business strategy at a senior management level and his success in building companies and in venture capital. In addition, Mr. Sachs has extensive business leadership experience, including service as a CEO at a technology company.

Dennis L. Winger	Age: 63
Director since 2009

Mr. Winger has over 30 years of experience as a financial executive, the majority of which has focused on the life sciences industry. He retired in 2008 from Applera Corporation, a life sciences company, where he had been Senior Vice President and Chief Financial Officer since 1997. He was previously Senior Vice President of Finance and Administration and Chief Financial Officer at Chiron Corporation. Before joining Chiron, Mr. Winger held various financial executive positions, including Chief Financial Officer of The Cooper Companies, Inc. Mr. Winger is currently a director of the following public companies: Accuray Incorporated; Cephalon Inc.; and Nektar Therapeutics. In addition, Mr. Winger was a member of the Board of Directors of A.P. Pharma, Inc. during 2005 and 2006 and a member of the Board of Directors of Cell Genesys, Inc. from 2004 until its merger with BioSante Pharmaceuticals in October 2009. He holds an M.B.A. from Columbia University Graduate School of Business and he earned his undergraduate degree from Siena College.

Mr. Winger's qualifications for our board include his extensive experience as a financial executive in the life sciences industry and his experience as a productive member of the board of directors of several public biopharmaceutical companies. Mr. Winger brings financial expertise to his role as our audit committee financial expert.

Class III Directors—Terms Expiring In 2013

Joshua Boger, Ph.D.	Age: 59
Director since 1989

Dr. Joshua Boger is the founder of Vertex. He was our Chief Executive Officer from 1992 through May 2009. He was our Chair of the Board from 1997 until May 2006 and our President from our inception until December 2000, and from 2005 through February 2009. He was our Chief Scientific Officer from 1989 until May 1992. Prior to founding Vertex in 1989, Dr. Boger held the position of Senior Director of Basic Chemistry at Merck Sharp & Dohme Research Laboratories in Rahway, New Jersey, where he headed both the Department of Medicinal Chemistry of Immunology & Inflammation and the Department of Biophysical Chemistry. Dr. Boger holds a B.A. in chemistry and philosophy from Wesleyan University and M.S. and Ph.D. degrees in chemistry from Harvard University. Dr. Boger is the brother of Mr. Kenneth S. Boger, our Senior Vice President and Chief Legal Officer.

Dr. Boger's qualifications for our board include his extensive industry knowledge and leadership experience. In addition to his experience leading our company as CEO for 20 years and his distinguished scientific career, Dr. Boger brings an in-depth knowledge of issues facing our company and our industry as a result of both his experience and continued active participation in various industry-related organizations, including the Biotechnology Industry Organization.
Elaine S. Ullian	Age: 63
Director since 1997

From 1996 through January 2010, Ms. Ullian served as President and Chief Executive Officer of Boston Medical Center, a private, not-for-profit, 626-bed, academic medical center with a community-based focus. From 1994 to 1996, she served as President and Chief Executive Officer of Boston University Medical Center Hospital. From 1987 to 1994, Ms. Ullian served as President and Chief Executive Officer of Faulkner Hospital. She also serves as a director of Thermo Fisher Scientific Inc. and Hologic, Inc. In addition, Ms. Ullian was a member of the Board of Directors of Valeant Pharmaceuticals, Inc. from 2005 through 2007. Ms. Ullian holds a B.A. in political science from Tufts University and an M.P.H. from the University of Michigan.

Our board has concluded that Ms. Ullian is a valuable contributor to our board due to the leadership and management skills she has acquired through her experience as the CEO of a number of large health care providers. This experience also has given her insight into the health care industry from the perspective of providers, payers and patients, who make up the target markets for our drug candidates.

 Information Regarding Our Board

Our Board

        Our board of directors is our company's ultimate decision-making body except with respect to those matters reserved to the shareholders. Our board selects our senior management team, who in turn are responsible for the day-to-day operations of the company. Our board acts as an advisor and counselor to senior management and oversees its performance. Our board of directors met six times during 2010. Each of our director nominees and continuing directors attended 75% or more of the board meetings during 2010 that occurred while the director served on our board. Each member of our board is encouraged to attend annual shareholder meetings. All of the directors who were then members of the board attended the 2010 annual shareholder meeting.

Independence, Chairman and Lead Independent Director

        Our board has determined that seven of our nine directors qualify as "independent" under the definition of that term adopted by The NASDAQ Stock Market LLC. The directors who qualify as independent are Dr. Collinson, Dr. Cordes, Dr. Leiden, Dr. Riley, Mr. Sachs, Ms. Ullian and Mr. Winger.

        Our chief executive officer, Mr. Emmens, also serves as the chair of our board of directors. The chair is elected from time to time by majority vote of the directors then in office. It is our board's policy that any member of the board, including our executives, may serve as the chair of the board. Our board of directors believes at this time that the most effective leadership structure for Vertex is for Mr. Emmens to serve as both chair of the board and chief executive officer. In addition, our employment agreement with Mr. Emmens provides that he will be employed as the chair of the board through May 22, 2012.

        When the chair of the board is not an independent director, as is the case at the present, our independent directors elect a lead independent director. Dr. Leiden is our current lead independent director. In addition to his other responsibilities in calling and leading meetings of the independent directors, which occur on a regular basis, Dr. Leiden in his role as lead independent director serves as a liaison between our management and the independent directors. Dr. Leiden reviews the planned dates for regularly scheduled board meetings and the primary agenda items for each meeting. Mr. Emmens and Dr. Leiden work in tandem to ensure that items pertinent to the advisory and monitoring functions of the board are addressed on meeting agendas and are therefore brought to the board on a regular basis for review and/or decision. Dr. Leiden reviews with the chair of each board committee agenda items that fall within the scope of the responsibilities of that committee. The board believes that this structure allows Vertex to benefit from Mr. Emmens' strong leadership of the board of directors and in-depth knowledge of Vertex while ensuring that the board, through its lead independent director and majority of independent directors, provides effective and independent oversight of our senior management team and business.

Board Committees

        Our board of directors has four standing committees: the corporate governance and nominating committee, the audit and finance committee, the management development and compensation committee, which we refer to as the MDCC, and the science and technology committee. Each of the committees has the authority, as its members deem appropriate, to engage legal counsel or other experts or consultants in order to carry out the committee's responsibilities. Pursuant to our Statement of Corporate Governance Principles, our board has determined that each of the corporate governance and nominating committee, the audit and finance committee and the MDCC must consist solely of "independent directors," as that term is defined by the SEC and The NASDAQ Stock Market LLC. Each director who served on these committees during 2010 met this independence criteria. We select independent directors as members of these committees with the expectation that they will be free of relationships that might interfere with their exercise of independent judgment. Participation in the science and technology committee is not limited to independent directors.

        The current members of our committees are:

	Corporate Governance and Nominating Committee	Audit and Finance Committee	Management Development and Compensation Committee	Science and Technology Committee
Joshua Boger				X
Stuart J. M. Collinson		X		X
Eugene H. Cordes	X			Chair
Jeffrey M. Leiden	X		Chair	X
Wayne J. Riley	X		X
Bruce I. Sachs		X	X
Elaine S. Ullian	Chair	X
Dennis L. Winger		Chair*

*
"Audit committee financial expert" as that term is defined in applicable regulations of the SEC.

Corporate Governance and Nominating Committee

        Pursuant to its charter, the corporate governance and nominating committee:

  •
  assists our board of directors in developing and implementing our corporate governance principles;

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  determines the size and composition of our board and its committees;

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  monitors a process to assess the effectiveness of our board;

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  recommends director compensation;

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  identifies qualified individuals to become members of our board; and

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  recommends director nominations to the full board.

        In 2010, the corporate governance and nominating committee met nine times, and each of the members attended at least 75% of the committee meetings that occurred while the member served on the committee.

        The corporate governance and nominating committee may consider director candidates recommended by shareholders, as well as recommendations from other sources, such as other directors or officers, third-party search firms or other appropriate sources. Generally, if a shareholder wishes to propose a candidate for consideration as a nominee by the corporate governance and nominating committee, the shareholder should submit any pertinent information regarding the candidate, including biographical information and a statement by the proposed candidate that he or she is willing to serve if nominated and elected, by mail to our corporate secretary at our offices at 130 Waverly Street, Cambridge, Massachusetts 02139. If a shareholder wishes to nominate a candidate to be considered for election as a director at the 2012 annual meeting of shareholders using the procedures set forth in our by-laws, the shareholder must follow the procedures described in "Shareholder Proposals for the 2012 Annual Meeting and Nominations for Director" on page 59 of this proxy statement. In general, persons recommended to the corporate governance and nominating committee by shareholders will be considered on the same basis as candidates from other sources.

Audit and Finance Committee

        Pursuant to its charter, the primary purposes of the audit and finance committee are to:

  •
  assist our board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices; and

  •
  review and make recommendations to our board concerning our financial structure and financing strategy.

In addition, our audit and finance committee focuses on the qualitative aspects of our financial reporting to shareholders, on our processes to manage business and financial risk and on compliance with significant applicable legal, ethical and regulatory requirements relating to our financial operations. Our independent registered public accounting firm reports directly to, and is held accountable to by, our audit and finance committee in connection with the audit of our annual financial statements and related services. Our audit and finance committee has sole authority over the appointment, compensation and oversight of the work of our independent registered public accounting firm, and where appropriate, the replacement of that firm.

        In 2010, the audit and finance committee met seven times, and each member of the audit and finance committee attended at least 75% of the committee meetings that occurred while the member served on the committee. The report of the audit and finance committee appears beginning on page 17 of this proxy statement.

MDCC

        Pursuant to its charter, our MDCC:

  •
  recommends to our full board the amount, character and method of payment of compensation of all of our executive officers;

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  provides advice on management's plans for the succession of our executives; and

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  administers our stock and option plans and employee stock purchase plan.

The MDCC has the authority to delegate any of its responsibilities to individual members of the MDCC to the extent deemed appropriate by the MDCC in its sole discretion, but subject always to the general oversight of the board of directors.

        See Executive Compensation—Compensation Discussion and Analysis below for a discussion of the MDCC's role in recommending executive compensation.

        In 2010, the MDCC met five times, and each member of the MDCC attended at least 75% of the committee meetings that occurred while the member served on the MDCC. The report of the MDCC appears at page 31 of this proxy statement.

Science and Technology Committee

        The science and technology committee discharges our board's responsibilities relating to the oversight of our investment in pharmaceutical research and development. In furtherance of that oversight function, the science and technology committee:

  •
  reviews and assesses our current and planned research and development programs and technology initiatives from a scientific perspective;

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  assesses the capabilities of our key scientific personnel and the depth and breadth of our scientific resources;

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  provides strategic advice to our board regarding emerging science and technology issues and trends; and

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  periodically reviews our patent portfolio and strategy.

        In 2010, the science and technology committee met three times, and each member of the science and technology committee attended at least 75% of the committee meetings that occurred while the member served on the committee.

 Corporate Governance Principles

        Our governance practices are documented in our Statement of Corporate Governance Principles, which addresses the role and composition of our board and the functioning of the board and the committees of our board. You can learn more about our current corporate governance principles and review our Statement of Corporate Governance Principles, committee charters, and Code of Conduct and Ethics at www.vrtx.com under "Finances/Investor Info—Corporate Governance—Governance Documents."

Risk Management

        Our board of directors discharges its overall responsibility to oversee risk management with a focus on our most significant risks. With respect to each of our drug development and commercialization programs, we face considerable risk that the program will not ultimately result in a commercially successful pharmaceutical product. While our top priority is to successfully obtain approval for and commercialize telaprevir and we also are focused on completing development of and commercializing VX-770, we continue to invest significant resources in research programs and early-stage and mid-stage clinical development programs as part of our strategy to develop drug candidates in therapeutic areas with significant unmet need. Our board and its committees monitor and manage the strategic and operational risks related to our research and development programs through regular board and committee discussions that include presentations to the board and its committees by our executive officers as well as during in-depth short-and long-term strategic reviews held at least annually.

        For certain specific risk types, our board of directors has delegated oversight responsibility to board committees as follows:

  •
  Our audit and finance committee oversees our risk policies and processes related to quality and integrity of our accounting, auditing and financial reporting practices, including our audited and unaudited financial statements and internal controls. The audit and finance committee focuses on our financial structure and financing strategy and reviews and makes recommendations to our board with respect to liquidity risks. The audit and finance committee also is responsible for addressing risks arising from related party transactions.

  •
  Our MDCC monitors the risks associated with our compensation policies and management resources, structure, succession planning, development and selection processes.

  •
  Our corporate governance and nominating committee oversees risks related to the company's governance structure and litigation exposure.

Policy with Respect to the Election of Directors

        Our board's policy with respect to the election of directors by shareholders is that any nominee for director in an uncontested election who receives a greater number of votes "withheld" than votes "for" the nominee's election should promptly tender his or her resignation to the chair of our board following certification of the shareholder vote. Our corporate governance and nominating committee will promptly consider the tendered resignation. Based on all factors it deems in its discretion to be relevant, the committee will recommend that our board either accept or reject the resignation and may recommend that the board adopt measures designed to address any issues perceived to underlie the election results. Our board will then act on the corporate governance and nominating committee's recommendation. Following our board's decision on the corporate governance and nominating committee's recommendation, we will promptly disclose our board's decision, including, if applicable, the reasons for rejecting the tendered resignation. Any director whose resignation is being considered under this policy will not participate in the corporate governance and nominating committee or board considerations, recommendations or actions with respect to the tendered resignation.

Board Recommendation

        Our board of directors recommends you vote FOR the election of each of the nominees to the board. A plurality of the votes cast in person or by proxy at the annual meeting is required to elect each nominee as director.

 PROPOSAL 2:
APPROVAL OF OUR EXECUTIVE COMPENSATION PROGRAM

        Our compensation programs are intended to reward our executive officers for the achievement of short-term and long-term strategic and operational goals, while at the same time we seek to avoid encouraging inappropriate or excessive risk-taking. Our board and the MDCC believes that our executive compensation programs are effective in closely aligning the interests of our executive officers with the interests of our shareholders and paying for performance. As a result, our board recommends that our shareholders vote for the resolution set forth below, commonly referred to as a "say-on-pay" resolution.

        Our executive compensation program is discussed in greater detail in the Compensation Discussion and Analysis section beginning on page 19 of this proxy statement. In that section, we discuss our executive compensation policies and programs and explain the compensation decisions relating to our named executive officers for 2010. In addition, the compensation tables and related narratives, which begin on page 32 of this proxy statement, provide additional information regarding the compensation received by our named executive officers for 2010.

        We are presenting the following proposal, which gives you as a shareholder the opportunity to endorse or not endorse our executive compensation program by voting for or against the following resolution:

  RESOLVED, that the shareholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative executive compensation disclosures contained in this proxy statement.

        While the vote on this resolution is advisory in nature, and therefore will not bind us to take any particular action, our MDCC and board intend to consider carefully the shareholder vote resulting from the proposal in making future decisions regarding our executive compensation program.

Board Recommendation

        Our board of directors recommends that you vote FOR the approval of the resolution set forth above. The affirmative vote by the holders of a majority of the votes cast in person or by proxy on this matter is required for the approval of this proposal.

 PROPOSAL 3:
FREQUENCY OF FUTURE ADVISORY VOTES ON OUR
EXECUTIVE COMPENSATION PROGRAM

        In this proposal, we are asking our shareholders to vote on whether future advisory votes on executive compensation, similar to proposal 2 contained in this proxy statement, should occur every year, every two years or every three years. While this say-on-pay frequency vote is advisory in nature and therefore will not bind us to adopt any particular frequency, our board intends to consider carefully the shareholder vote resulting from this proposal in determining how frequently we will hold "say-on-pay" votes.

        Our board has determined that an annual advisory vote on executive compensation will allow our shareholders to provide timely, direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. In determining to recommend that shareholders vote for a frequency of once per year, our board considered how an advisory vote at this frequency might over-emphasize short-term variations in compensation and business results, particularly in our industry, where a long-term focus for our executive compensation program is required because it can take from 10-15 years to bring a product from inception through to commercialization. On balance, however, our board has determined that the advantages of receiving regular and prompt feedback from our shareholders on our executive compensation program outweigh this concern at this time.

Board Recommendation

        Our board of directors recommends that you vote for ANNUAL shareholder advisory votes on our executive compensation program. The recommendation that receives a plurality of the votes cast in person or by proxy at the annual meeting will be adopted.

 PROPOSAL 4:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        Our audit and finance committee is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. Our audit and finance committee appointed Ernst & Young LLP to perform the independent audit, review and attestation services with respect to our financial statements for the fiscal year ended December 31, 2010 and has appointed Ernst & Young LLP to perform these services for the fiscal year ending December 31, 2011.

        If this proposal is not approved at the annual meeting, our audit and finance committee will reconsider the selection of Ernst & Young LLP for the ensuing fiscal year, but may determine that continued retention of Ernst & Young LLP is in our company's and our shareholders' best interests. Even if the appointment is ratified, the audit and finance committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our company's and our shareholders' best interests.

        We expect representatives of Ernst & Young LLP to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from shareholders.

Board Recommendation

        Our board of directors recommends that you vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011. The affirmative vote by the holders of a majority of the votes cast in person or by proxy on this matter is required for the approval of this proposal.

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Policy on Audit and Finance Committee Pre-approval of Audit and Permissible Non-audit Services of Independent Registered Public Accounting Firm

        Our audit and finance committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. Prior to the engagement of the firm for each year's audit, management submits to our audit and finance committee for approval a description of services expected to be rendered during that year for each of the following four categories of services and a budget for those services in the aggregate.

  •
  Audit services include audit work performed in the preparation of financial statements, as well as work that generally only our independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, consents and attestation services.

  •
  Audit-related services are for assurance and related services that traditionally are performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, special procedures required to meet certain regulatory requirements and consultation regarding financial accounting and/or reporting standards.

  •
  Tax services include all services performed by the independent registered public accounting firm's tax personnel except those services specifically related to the audit of our financial statements, and include fees in the areas of tax compliance, tax planning and tax advice.

  •
  All other fees are those associated with services not captured in the three preceding categories.

        Prior to the engagement of our independent registered public accounting firm, our audit and finance committee pre-approves these services by category of service. The fees are budgeted and our audit and finance committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, our audit and finance committee requires that we obtain its specific pre-approval for these services.

        The audit and finance committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to our audit and finance committee at its next scheduled meeting.

Independent Registered Public Accounting Firm Fees

        Aggregate fees billed to us for the fiscal years ended December 31, 2010 and 2009 by Ernst & Young LLP were as follows:

	2010	2009
Audit fees:	$1,074,619	$1,080,499
Audit-related fees:	88,895	285,569
Tax fees:	614,545	43,145
All other fees:	112,229	945

Total	$1,890,288	$1,410,158

        "Audit fees" represented the aggregate fees billed to us for professional services rendered for the audit of our annual consolidated financial statements, and our internal controls over financial reporting, for the reviews of the consolidated financial statements included in our Form 10-Q filings for each fiscal quarter, for statutory audits of our international operations, consents, preparation of comfort letters and providing consents with respect to registration statements.

        "Audit-related fees" consisted principally of fees for accounting consultations and in 2009 included consultations regarding our acquisition of ViroChem Pharma Inc.

        "Tax fees" consisted of fees related to tax compliance, worldwide tax planning and tax advice.

        "All other fees" consisted of licensing fees paid to Ernst & Young LLP for access to its proprietary accounting research database and fees related to real estate services.

        None of the services set forth above in the categories "audit-related fees," "tax fees" and "all other fees" were approved by our audit and finance committee pursuant to Rule 2-01(c)(7)(i)(C), which relates to the approval of a de minimis amount of non-audit services after the fact but before completion of the audit.

AUDIT AND FINANCE COMMITTEE REPORT

        The Audit and Finance Committee of the Board of Directors (the "Audit Committee") of Vertex Pharmaceuticals Incorporated (the "Company"), which consists entirely of directors who meet the independence and experience requirements of the Securities and Exchange Commission and The NASDAQ Stock Market LLC, has furnished the following report:

        The Audit Committee assists the Company's Board of Directors in overseeing and monitoring the integrity of the Company's financial reporting process, compliance with legal and regulatory requirements related to financial reporting and the quality of internal and external audit processes. The committee's roles and responsibilities are set forth in a written charter, which is available on the Company's website www.vrtx.com under "Finances/Investor Info—Corporate Governance—Governance Documents." Among its duties, the Audit Committee is responsible for recommending to the Company's Board of Directors that the Company's financial statements be included in the Company's Annual Report on Form 10-K. As a basis for that recommendation, the Audit Committee engaged in the following activities. First, the Audit Committee discussed with Ernst & Young LLP ("Ernst & Young"), the Company's independent registered public accounting firm for 2010, those matters that Ernst & Young is required to communicate to and discuss with the Audit Committee by the Public Company Accounting Oversight Board (United States) Auditing Standard AU Section 380 (The Auditor's Communication With Those Charged With Governance), which included information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed with Ernst & Young the firm's independence, and received from Ernst & Young the written disclosures and the letter concerning independence as required by Public Company Accounting Oversight Board Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence). This discussion and disclosure informed the Audit Committee of Ernst & Young's relationships with the Company and was designed to assist the Audit Committee in considering Ernst & Young's independence. Finally, the Audit Committee reviewed and discussed, with Ernst & Young and with the Company's management, the Company's audited consolidated balance sheet at December 31, 2010, and the Company's consolidated statements of operations, comprehensive loss, shareholders' equity and cash flows for the year ended December 31, 2010, including the notes thereto.

        Management of the Company is responsible for the consolidated financial statements and reporting process, including establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of these consolidated financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

        During 2010, management tested and evaluated the Company's system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of the Company's internal control over financial reporting, which the Audit Committee reviewed. The Audit Committee also reviewed the report of management contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission, as well as Ernst & Young's Reports of Independent Registered Public Accounting Firm included in the Company's Annual Report on Form 10-K. The latter reports relate to Ernst & Young's audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting.

        Based on the discussions with Ernst & Young concerning the audit, the independence discussions, and the discussions with the Company's management and Ernst & Young concerning the financial statements, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Company's Board of Directors that the consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010. This report is provided by the following independent directors, who comprise the Audit Committee:

Dennis L. Winger (Chair)
Stuart J. M. Collinson
Bruce I. Sachs
Elaine S. Ullian

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

        We are in the business of discovering, developing and commercializing small molecule drugs for the treatment of serious diseases. Our core purpose is to innovate to transform lives with new medicines, which we believe will create long-term value for our shareholders. Our goal is to be a biopharmaceutical company with industry-leading capabilities in research, development and commercialization of innovative drugs. We are in a period of rapid growth because we not only are preparing for the expected launch and commercialization of telaprevir, our lead drug candidate for the treatment of HCV infection, but also are pursuing late-stage development of VX-770, our drug candidate for the treatment of CF in patients with a specific form of the gene mutation that causes CF.

        Our philosophy is that the compensation paid to executives should closely align the interests of our executive officers with the interests of our shareholders. Our compensation programs are intended to attract, retain and motivate talented experienced leaders and reward our executive officers for the achievement of short-term and long-term strategic and operational goals, while at the same time we seek to avoid encouraging inappropriate or excessive risk-taking. Our executive officers' total compensation is comprised of a mix of base salary, annual cash incentives and long-term incentive awards that include both time-based stock options and performance-based restricted stock awards, and reflect a balance of elements so that a significant portion is bonus or equity-based and therefore "at-risk," to better align our executives' financial interests with the interests of our shareholders. We regularly review our compensation philosophy, elements and amounts, and make adjustments as changing circumstances require.

        The market for experienced and capable pharmaceutical executives at this stage of our growth is very competitive. Many of the pharmaceutical companies with which we compete for executive talent are much larger and better financed than we are, with longer corporate histories, and thus may appear to potential executives to provide better employment security than we do. In order to attract and retain executives in this market, we use shorter-term compensation elements that rival those of our competitors, such as base salary, a performance-based annual cash bonus opportunity, and a generous benefits program. Our equity compensation program is intended to provide a significant return to our executives if we are successful in becoming a fully-capable pharmaceutical company. We also have entered into contracts providing for severance and change-of-control payments with each of the members of our executive team because we believe that they are a fair and effective way to allow our executives to maintain focus on our business in the face of market and other volatility in our industry.

        We believe that the integrity of our compensation decisions is dependent on the quality of the underlying decision-making processes utilized in making compensation judgments. For this reason, we have adopted a number of practices designed to ensure that the decision-makers act independently and on the basis of complete and relevant information. All compensation decisions are adopted by our full board of directors on the basis of recommendations from the MDCC (except that Mr. Emmens does not participate in decisions with respect to his own compensation). The MDCC routinely reviews compensation information from companies it chooses as comparators, as well as industry surveys; refers to tally sheets that provide information about the total compensation of each executive officer and the effect of any compensation decision on that total; considers information compiled for it by its independent compensation consultant, Meridian Compensation Partners, when requested on a periodic basis; and reviews all other information it deems relevant.

        We had a very successful year in 2010, despite the scientific, technical, logistical, competitive and regulatory challenges involved in advancing our first pharmaceutical product toward the market. We completed the registration program for telaprevir and filed an NDA with the FDA in a timely fashion, while advancing the registration program for VX-770 and several other earlier-stage clinical programs for drug candidates in various medical indications. We also prepared for the expected telaprevir launch by implementing related commercial, manufacturing, regulatory compliance, patient safety and other programs, and continued to maintain our research productivity and organizational and financial strength. These successes positioned the company for long-term growth and increased shareholder value. The achievement of these difficult operational goals served as a key factor in determining compensation for 2010, including the award of annual bonuses and equity awards at significantly above-target levels for all the named executive officers, and at the maximum possible level for our Chief Executive Officer and Chief Scientific Officer.

        Long-term equity-based incentive compensation continues to make up the majority of the compensation for our named executive officers. Annual restricted stock awards to our executive officers in early 2011 with performance accelerated vesting factors reflected our practice of incorporating such features into our compensation program, with the goal of advancing our longer-range strategic plan. These "performance-accelerated restricted stock," or PARS, will vest on an accelerated basis if we meet specified telaprevir sales levels in the initial period after launch, succeed in obtaining approval for an HCV therapy that incorporates our investigational HCV polymerase inhibitor VX-222, obtain marketing approval for VX-770 in both the United States and European Union, and/or initiate a pivotal clinical trial in an additional disease area.

 Detailed Analysis and Discussion

Elements of Annual Compensation

        The elements of our annual executive compensation program are base salary, annual cash bonus, stock option grants, restricted stock grants, and benefits available to all our employees, including health insurance, matching payments under our 401(k) plan and payment of life insurance premiums. Each year we review the balance of the elements of our executive compensation program to ensure that they are appropriately designed in light of our goals of aligning the program with our shareholders' interests, the competitive environment and our business strategy. We expect that we may adjust our approach to some or all of these elements over time as our company and our business evolve.

Base Salary

        The MDCC recommends base salaries for each of our executive officers on the basis of a market analysis, on a position-by-position basis. Annually, the MDCC reviews tables showing a comparison of each executive's prior year base salary and bonus opportunity, at the target level, to salaries and bonuses reported for executives with similar responsibilities at specified comparator companies. For a discussion of our practices in selecting comparator companies, the identity of our comparator companies, and our use of comparative compensation data, see the discussion below under the heading Compensation Decision-Making Process—Analysis of Compensation Practices of Comparator Companies. We do not benchmark to a particular level of compensation relative to compensation levels at the comparator companies, but rather, make a subjective judgment about where each executive should fall in comparison with executives with similar responsibilities at the comparator companies, taking into account the executive's general level of experience and capability, the significance of his or her job responsibilities to achievement of our business strategy and company goals, and general performance over time, including demonstration of the values and desirable behaviors under our core values program. On the basis of that information, and taking into consideration the executive's base salary for the previous year, the MDCC independently determines an appropriate salary for each executive officer, subject to final approval by our board of directors.

        In early 2010, the MDCC recommended that the named executive officers' base salaries be increased by 3% to account for increases in the cost-of-living, with the intention of further reviewing base salary levels later in the year when relevant executive compensation data from comparator companies for the prior year became available. In July 2010, the MDCC conducted such a review of the base salaries for the named executive officers and recommended increases in Mr. Smith's base salary to $510,000 and in Mr. Boger's base salary to $450,000. In October 2010, the MDCC recommended that Mr. Sachdev's base salary be increased to $400,000, in connection with his additional assignment to build and manage our Canadian commercial operations. In February 2011, a 3% cost-of-living salary increase for the named executive officers resulted in establishment of base salaries for 2011 as follows: Mr. Emmens, $1,166,990; Mr. Smith, $525,300; Dr. Mueller, $583,495; Mr. Boger, $463,500 and Mr. Sachdev, $412,000.

Performance-Based Elements of Compensation—Annual Cash Bonus and Equity Awards

        Two of the principal elements of our executive compensation program—annual cash bonus and annual equity grants—are awarded in amounts determined on the basis of performance, which is evaluated annually. The annual cash bonus is determined based on a formula that incorporates the executive's base salary, target bonus and separate company-wide and individual performance ratings for the completed year. Annual equity award amounts are determined on the basis of the executive's individual performance rating.

        At the beginning of each calendar year, our board of directors, in consultation with our chief executive officer, establishes company-wide goals for that year. Actual company performance against these goals is the most important factor considered by the board in assessing our corporate performance, but our board also considers all other factors it deems relevant at the time of its evaluation. At year-end, the board assigns a performance rating intended to reflect performance at one of the following levels:

Company Rating	Level of Company Performance
Leading	Exceptional performance across our business, including successful execution of our business plan, achievement of a very high proportion of our performance goals, significant additional accomplishments exceeding our original goals, and the absence of significant business setbacks.
Strong	A high level of performance, in which a substantial majority of performance goals were met and our business plan for the year was achieved.
Building	Failure to successfully implement a substantial portion of the annual performance goals for any reason, including a failure by management to execute our business plan, whether or not due to events outside our control.
Not Building	Unacceptable and disappointing performance. Significant improvement required and expected.

        Although the directors discuss and analyze our performance as a group, each director makes his or her own judgment about which factors are important, and how to weight those factors in reaching a conclusion.

        2010 Company Rating—The company rating for performance in 2010 was "leading." For 2010, the board of directors set company goals and assigned relative weights that reflected our operational, strategic and financial objectives for the year. Our 2010 weighted goals and the year-end score assigned by the board were as follows:

Goal	Weight	2010 Performance Score
Late-Stage Development and Establishment of Commercial Organization—File the telaprevir NDA and prepare for a successful mid-2011 telaprevir launch while progressing VX-770 toward an NDA filing in 2011	50%	50%
Development Pipeline Growth—Advance additional development candidates for the treatment of HCV infection and CF, and complete Phase 2a clinical trials aimed at establishing opportunities in other therapeutic areas	15%	13%
Research Productivity—Maintain high research productivity for pipeline expansion and growth	10%	10%
Organizational Strength—Strengthen internal and networked capabilities in people, systems and processes to position company for launch of telaprevir and continued growth	10%	10%
Financial Strength—Maintain financial strength to enable the telaprevir launch and sustain research and development investment, while appropriately balancing our capital structure	15%	15%

        In its analysis, the board considered the following:

  •
  Late-Stage Development and Establishment of Commercial Organization—In 2010, we successfully completed our registration program for telaprevir and submitted the NDA for telaprevir to the FDA in a very timely fashion. We prepared our initial marketing and contracting strategies, implemented company-wide compliance programs, expanded our commercial infrastructure and established an inventory of drug product to support a potential mid-2011 launch of telaprevir. Concurrently, we completed enrollment in our registration program for VX-770 and ensured our readiness to prepare regulatory filings in the United States and European Union for VX-770 in 2011.

  •
  Development Pipeline Growth—In 2010, we initiated Phase 2a clinical trials in patients with epilepsy and rheumatoid arthritis and Phase 2a clinical trials of combination treatment regimens for both HCV patients and CF patients, although not always on the timelines that were anticipated at the beginning of the year. In assigning a score of 13% out of a possible 15%, the board took into consideration that such course changes and even failures in research and development are an expected part of the innovative research and development process, and determined that the company should be partially credited for executing activities that were properly conceived and resulted in clear scientific findings, even if some of these results were not positive.

  •
  Research Productivity—In 2010, our scientific research organization produced several early-stage proprietary molecules suitable for further study.

  •
  Organizational Strength—In 2010, we hired executives with extensive commercial expertise and expanded our systems and processes in order to support both the potential launch of telaprevir in the United States and Canada in 2011 and the continued growth of the company in future years. We significantly expanded our commercial organization, hiring experienced executives with specific expertise in pharmaceutical sales and marketing as well as regulatory compliance, and in working with third-party payors. In addition, we positioned ourselves to enter into a lease in 2011 that will allow us to consolidate our Massachusetts operations into a single headquarters located in Boston.

  •
  Financial Strength—At the end of 2010, we had approximately $1.0 billion in cash, cash equivalents and marketable securities, and during 2010 we managed our net loss from operations, excluding stock-based compensation expense, to approximately $605 million.

  Annual Cash Bonus

        The annual cash bonus paid to each of the executive officers is calculated by multiplying the executive officer's target bonus by both the company and the individual performance factors, in accordance with the following formula:

Target Bonus				Performance Factors
Base Salary (at year end)	×	Individual Incentive Target (expressed as a percentage of base salary)	×	Company Performance Factor (expressed as a percentage of the target bonus)	×	Individual Performance Factor (expressed as a percentage of the target bonus)	=	Annual Cash Bonus Award

        Target Bonus/Individual Incentive Targets:    Individual incentive targets are assigned on the basis of responsibility level, and are higher for positions of greater responsibility. Thus, a greater portion of annual cash compensation is at-risk for our executives than for our other employees, reflecting our policy that a significant portion of executive compensation should be performance-based and at-risk.

        For 2010, the individual incentive targets for the executive officers were:

Individual Incentive Target (expressed as a percentage of base salary)
Chief Executive Officer	115%
Executive Vice Presidents	40%
Senior Vice Presidents who are Members of Executive Team	35%

        The individual incentive targets were established, and are reviewed annually, by the MDCC based on available data about comparator company compensation. As a result of its review in 2010, the MDCC concluded that the aggregate cash compensation—base salary plus target bonus—was in the appropriate range for each of the executive officers, and made no change to the individual incentive targets for 2010 from the prior year.

        Performance Factors:    Each executive's annual bonus amount is determined by adjusting his or her target bonus by performance factors based on both the company and individual performance ratings. These adjustments allow for payouts significantly above the target bonus in a year where both the individual executive and Vertex significantly exceed performance expectations, and awards significantly below the target bonus in years in which Vertex and/or the executive falls short of performance expectations.

        Company Performance Factors.    When our board of directors assigns a performance rating for the completed year, it also assigns a company performance factor for each of our executives. These possible company ratings and corresponding company performance factor ranges are set forth in the table below.

Company Rating	Company Performance Factor
Not Building	0%-25%
Building	0%-80%
Strong	80%-120%
Leading	120%-150%

        On the basis of the company's "leading" rating and 98% total score for 2010, discussed above, our board assigned a company performance factor for our executives of 150%.

        Individual Performance Factors.    The possible individual ratings and corresponding individual performance factor ranges for our executive officers are set forth in the table below:

Individual Rating	Individual Performance Factor
Not Building	0%
Building	50%-80%
Strong	80%-120%
Leading	120%-150%
Leading/Exemplary	150%

        The MDCC evaluates executives' individual performances on a "results-based, values-tempered" basis, which takes into account not only "what" was accomplished, but "how" it was accomplished. The results-based component evaluates the executive officer's performance in his or her individual role and as a leader of our company in achieving our objectives. The possible individual results-based performance ratings are "leading," "strong," "building" or "not building," with standards comparable to the company ratings set forth in the table above. The values-tempered component of the individual evaluations builds upon our three company core values: "innovation is our lifeblood;" "fearless pursuit of excellence;" and "we wins." Under our Values Into Practice program, we expect all employees to demonstrate our company core values in all aspects of job performance. We further expect that our executives will be stewards of our core values, and the performance ratings assigned to them incorporate our board's assessment of the strength of their leadership with respect to, and demonstration of, values-based behavior. This evaluation results in ratings of "not demonstrating," "living the values" or "exemplary demonstration." The possible performance ratings under this program are as set forth in the following table.

Results Evaluation
Values Evaluation	Not Building	Building	Strong	Leading
Exemplary Demonstration	[Not Possible]	Strong	Leading	Leading/Exemplary
Living the Values	Not Building	Building	Strong	Leading
Not Demonstrating	Not Building	Not Building	Building	[Not Possible]

        The 2010 results-based rating recommendation for each named executive officer is the combined result of the committee members' observations and review of the officer's role in the accomplishment of the corporate goals, and factors and recommendations provided to the MDCC by our chief executive officer, Mr. Emmens, made on the basis of Mr. Emmens' independent assessment of each executive officer's performance. The MDCC and Mr. Emmens discussed the recommendations at length, on both an individual-by-individual basis, and on a comparative basis. Upon completion of these discussions, the MDCC finalized its recommendation for the results-based rating for each executive, taking into account Mr. Emmens' recommendations, factors considered in the discussions, and the opinions of committee members based on the executive's contributions and the members' interactions with the executive. When considering the more subjective values-based rating, the MDCC also discussed Mr. Emmens' recommendations, giving them greater weight than for the results-based rating, because the values-based rating is pertinent to the executive's daily interactions in carrying out his or her duties, and the MDCC believes that in his role as CEO, Mr. Emmens has greater visibility than the committee members into the quality of these interactions.

        Noting the company's "leading" rating for 2010, and the corresponding company performance factor of 150%, the board of directors similarly rated Mr. Emmens' leadership in achieving this success in 2010 as "leading." With respect to the values component, the board of directors believes that Mr. Emmens is an exceptional leader who exhibits exemplary values-based behavior, and accordingly, assigned Mr. Emmens a values-based rating of "exemplary demonstration."

        On the basis of the factors described above, the MDCC recommended, and the board of directors approved, results-based and values-based ratings, and annual bonus awards, for each of the named executive officers for 2010 performance as set forth below:

	Results—Based Rating	Values—Based Rating	2010 Overall Performance Rating	Individual Performance Factor	2010 Annual Bonus
Matthew W. Emmens	Leading	Exemplary Demonstration	Leading/Exemplary	150%	$2,931,638
Ian F. Smith	Leading	Living the Values	Leading	150%	$459,000
Peter Mueller	Leading	Exemplary Demonstration	Leading/Exemplary	150%	$509,850
Kenneth S. Boger	Leading	Living the Values	Leading	145%	$342,563
Amit Sachdev	Leading	Living the Values	Leading	145%	$304,500

  Annual Equity Awards

        Equity awards are granted under our 2006 Stock and Option Plan, or 2006 Plan, to all eligible employees, including the named executive officers, for the purpose of creating a link between compensation and shareholder return, and to provide the named executive officers and employees with the opportunity to develop and maintain a significant stock ownership position in our company that will act through delayed vesting as an incentive for the employee to remain employed by us. The number of shares awarded increases with increased responsibility and with higher year-end individual performance ratings. Grants to employees are made under a shareholder-approved stock and option plan. All annual stock option awards are granted with an exercise price equal to the fair market value on the date of grant, which under our 2006 Plan is determined by averaging the high and low price of our common stock on the date of grant, and vest quarterly over four years. Accordingly, the intrinsic value of any stock option grant is proportional to both the increase in fair market value of the stock between grant and exercise, and to the increasing number of vested shares over time.

        Each of the named executive officers is eligible annually for a combined grant of stock options and restricted stock, in amounts recommended by the MDCC and ultimately determined by the board of directors during the annual performance review process. We grant stock options in part as a retention tool, progressively rewarding an executive for time-in-service. Stock options also serve to motivate executives to achieve company successes that are aligned with shareholder interests, because stock options have realizable value only if the value of our common stock increases after the grant date. Generally, our board of directors has awarded a mid-year equity grant at its regularly scheduled summer meeting. At this time, our board makes equity awards to all eligible employees, including executive officers, in an amount that is 50% of the number of shares for which the employee would be eligible assuming a "strong" performance. This grant is considered part of the annual equity award related to performance in that year. Upon completion of the individual's annual performance evaluation early in the following year each employee typically receives a second option award. At that time, we determine the aggregate number of shares to be awarded on the basis of the employee's individual performance rating for the entire year subtract the amount granted in the mid-year award, and award the balance. Additional information regarding our equity grant practices is set forth under the heading Compensation Decision-Making Process—Equity Grant Practices.

        Our executive officers also are eligible for a PARS award after the year-end performance review. Restricted stock grants serve principally as a retention tool, because they have value that is not limited, as is the case with stock options, to any increase over the prevailing stock price on the date of grant. Restricted stock grants also are linked to performance, however, in the sense that they are more valuable if the stock price increases, and because they vest sooner if the performance-based accelerators are achieved. All restricted stock awards made to our named executive officers under our annual program are issued at par value, or $0.01, and vest on the fourth anniversary of the grant date, subject to accelerated vesting for certain performance-based factors. In February 2011, when the 2010 performance review was finalized, the board of directors awarded restricted stock grants to each of the named executive officers that vest on the fourth anniversary of the grant date, subject to accelerated vesting of half of the shares if we obtain marketing approval in the United States and the European Union for VX-770 or we achieve greater than $1.0 billion of aggregate telaprevir net sales in the United States during the 18-month period commencing on the date of the first commercial telaprevir sale in the United States. The remaining half of the shares vest if (i) we receive written filing confirmation from the FDA for an NDA that we submit for an HCV treatment regimen that includes both telaprevir and VX-222; (ii) we administer the first dose to a patient in the United States in a pivotal clinical trial for a drug candidate for which we have United States commercialization rights, in an indication that is not HCV infection or CF; or (iii) we achieve greater than $2.0 billion of aggregate telaprevir net sales in the United States during the 18-month period commencing on the date of the first commercial telaprevir sale in the United States. These "performance accelerators" were tailored to reflect the company's long-range operational and strategic objectives and to reward future success upon their achievement.

        For 2010 performance, the executive officers were eligible for equity grants in the amounts below:

	Rating
	Building		Strong		Leading		Leading and Exemplary
	Restricted Stock	Stock Options	Restricted Stock	Stock Options	Restricted Stock	Stock Options	Restricted Stock	Stock Options
Chief Executive Officer	22,027	165,200	31,467	236,000	39,334	295,000	47,201	354,000
Executive Vice President	6,767	50,750	9,667	72,500	12,084	90,625	14,501	108,750
Senior Vice President and Member of Executive Team	5,693	42,700	8,133	61,000	10,166	76,250	12,200	91,500

        In 2010, the MDCC reviewed the equity grant opportunities for our executive officers as set forth above, and concluded that they are appropriate in light of the company's executive compensation and philosophy as stated above. Equity awards made to the named executive officers in 2010 included an award in February 2010, on the basis of 2009 performance, and a mid-year award of 50% of the stock options for which the executive would be eligible (as described in the table above) if the executive's year-end rating was "strong." The final equity awards made to the named executive officers for 2010 performance were made in February 2011, on the basis of the performance ratings and in amounts as set forth under the heading Compensation and Equity Tables—Stock Awards and Option Awards.

Benefits

        Our executives are eligible to participate in all benefits programs on the terms made generally available to our employees, including medical insurance, dental insurance, payment of life insurance premiums, disability coverage, and participation in our employee stock purchase plan. Our retirement benefits are limited to a defined contribution—a 401(k)—plan, in which our named executive officers are eligible to participate, subject to all applicable limitations under the plan. We make matching contributions to the 401(k) plan, which are made in the form of fully vested unitized interests in a Vertex common stock fund, and are subject to certain limitations. The formula for determining the amount of our matching contributions is the same for our named executive officers as for our other employees (and are subject to the same statutory maximum), but the actual contributions made to the accounts of our named executive officers are at the top end of the range, due generally to the executives' higher salaries and correspondingly higher cash contribution levels. We do not provide any other retirement benefits to our executive officers.

Other-Than-Annual Compensation Arrangements

        Employment Agreements and Post-Termination Compensation and Benefits.    The initial compensation terms for newly hired members of our executive team are the result of negotiations between us, in consultation with the MDCC and our board, and the executive being recruited. Accordingly, the initial employment terms for each of the named executive officers vary significantly because they take into account both our interests and the executive's interests under the circumstances at the time of negotiation, and depend on the level of job responsibility, the market for the executive's services, the value of other opportunities then available to the executive and similar considerations. Executives who join us from other companies may sacrifice potential bonuses and/or equity payouts, and may request compensation elements of similar value. More experienced individuals may seek higher compensation than individuals who are still establishing their careers. We seek to balance the need to be competitive in a competitive market against the need for the executive's compensation to be comparable with the executive's peers at the company. In general, each newly hired executive enters into an employment agreement and a change of control agreement and is awarded a stock option and a restricted stock grant, and in some cases a cash sign-on bonus, reimbursement of moving expenses, and other benefits. We also enter into employment and change of control agreements with executives who are promoted to the executive level, on the basis of standard terms and conditions that have been established by our board of directors for such circumstances. We have entered into agreements providing for severance and change-of-control payments with each of the members of our executive team, including all of the named executive officers, because we believe that they are a fair and effective way to allow our executives to maintain focus on our business in the face of market and other volatility in our industry.

        In general, each employment arrangement provides for cash severance and continuation of certain employee benefits in the event that an executive's employment is terminated without cause or is terminated by the executive for good reason. We use a "double trigger" with respect to benefits that are to be provided in connection with a change of control. A change of control does not itself trigger benefits; rather, benefits are paid only if the employment of the executive is terminated by us other than for cause, death or disability or by the executive for good reason during a specified period before or after a change of control. We believe a "double trigger" benefit maximizes shareholder value because it prevents a windfall to executives in the event of a change of control in which the executive retains significant responsibility as defined in his or her individual agreement, while still providing our executives appropriate incentives to cooperate in negotiating any change of control that may put their jobs at risk.

        In addition to the benefits that only accrue in connection with a change of control, our agreements with certain of the named executive officers provide benefits if we terminate their employment with us without cause or they terminate their employment with us for good reason, as such terms are defined in the applicable agreement with the executive officer. A further discussion of the terms and projected payments under each of these agreements is set forth below under the heading Employment Contracts and Change of Control Arrangements.

        Supplemental Grants of Equity Compensation.    On an occasional basis, the MDCC has recommended that our board of directors make an additional, off-cycle equity award to an executive officer or group of officers in order to achieve one or more of the objectives of our executive compensation program. Supplemental grants generally are made on an ad hoc basis, when warranted in the judgment of the MDCC and our board. In 2010, our board of directors determined that the existing compensation and awards paid to the named executive officers were sufficient to achieve the objectives of our compensation program, and did not make any supplemental awards to our named executive officers. We cannot predict if the board will make additional supplemental grants in the future, or characterize the likely size and/or terms of any such grants.

Compensation Decision-Making Process

Role of MDCC and Chief Executive Officer in Setting Executive Compensation

        The MDCC has primary responsibility for advising our board of directors with respect to developing and evaluating potential candidates for executive positions, including the chief executive officer, and for overseeing the development of executive succession plans. As part of this responsibility, the MDCC oversees the design, development and implementation of the compensation program for the chief executive officer and the other named executive officers.

        The MDCC evaluates the performance of our chief executive officer and recommends to our board for its approval all compensation elements and amounts to be awarded to our chief executive officer. Our chief executive officer Mr. Emmens does not participate in board decisions relating to his compensation.

        The MDCC also assesses the performance of the other executive officers and recommends their compensation elements and amounts to our board. Our chief executive officer and our senior vice president, human resources, assist the MDCC in reaching compensation recommendations with respect to executive officers, including the named executive officers other than the chief executive officer. The other named executive officers do not play a role in their own compensation determination. Joshua Boger does not participate in decisions with respect to the compensation of his brother, Kenneth S. Boger. Our board makes all final compensation decisions with respect to our executive officers.

Role of Compensation Consultant

        Neither the company nor the MDCC has a standing contractual arrangement with any compensation consultant who has a role in determining or recommending the amount or form of executive or director compensation. Occasionally, the MDCC has engaged compensation consultants to provide information about comparator companies' compensation practices. In advance of its July 2010 meeting, the MDCC instructed Meridien Compensation Partners (formerly Hewitt Associates) to conduct an analysis of all elements of compensation paid to our executive team, including our named executive officers, compared to similar elements paid to similarly-situated executives at companies in our comparator group and to provide a written report and presentation of findings at the July 2010 MDCC meeting. This information was used as described under the headings Executive Summary, Detailed Analysis and Discussion—Elements of Annual Compensation—Performance-Based Elements of Compensation—Annual Cash Bonus and Equity Awards—Annual Cash Bonus and Compensation Decision-Making Process—Analysis of Compensation Practices of Comparator Companies.

Analysis of Compensation Practices of Comparator Companies

        In order to make judgments about elements of executive compensation on a competitive basis, we consider information about the compensation practices of a representative group of companies with whom we compete for executive talent. We select companies for this comparator group on the basis of similarity of industry, innovation-based business model, risk profile, annual operating expense level, number of employees and market capitalization. We review and revise the list of companies on a regular basis. In mid-2010, the MDCC derived the comparator company group for 2010-2011, making changes from the prior group to account for developments affecting a number of the comparator companies and to recognize the potential for commercialization of our drug candidates. As a result of this analysis, and on the basis of the criteria listed above, the MDCC selected the comparator companies set forth below, for 2010-2011.

Comparator Group—2010-2011
Abraxis BioScience, Inc.
Alexion Pharmaceuticals, Inc.
Amylin Pharmaceuticals, Inc.
Biogen Idec Inc.
Celgene Corporation
Dendreon Corporation
Elan Corporation, plc
Genzyme Corporation
Human Genome Sciences, Inc.

        The MDCC does not strictly benchmark executive compensation awards against comparator company compensation. We do look at comparator company information to confirm that our compensation practices and the result of applying our policies and programs in general results in compensation levels that are competitive with those of the comparator companies. In addition, the MDCC reviews broader industry-specific executive compensation surveys published by Radford, Mercer SIRS and Towers Watson.

Interdependence of Elements and Tally Sheets

        The elements of our compensation program operate independently from one another, except that an adjustment to an executive's base salary level also will result in a corresponding change in the executive's cash bonus opportunity, and potentially, any severance or change of control payments.

        Any time the MDCC evaluates an amount to award or pay for a specific compensation element, we provide a tally sheet that sets forth all elements of the executive's compensation, including salary, cash bonus, value of equity compensation, the dollar value to the executive and cost to us of all personal benefits, and the actual projected payout obligations under potential severance and change of control scenarios. The tally sheet shows the impact of the proposed award or payment on each compensation element and on the executive's aggregate compensation. The purpose of the tally sheets is to assist the MDCC in establishing and administering an overall executive compensation program that is fair and reasonable both to our executives and to our shareholders. The tally sheets contain categories of information similar to those provided under the caption Compensation and Equity Tables. However, because the tally sheets are used by the MDCC in connection with forward-looking compensation decisions, we often provide different values in the tally sheets than are reported in these tables. In particular, the tally sheets use more current market prices and use different assumptions regarding the timing and circumstances of any event that could result in a severance payment. The review of tally sheets does not result in specific awards. Rather, the tally sheets provide background information for the MDCC to use in considering one or more components of compensation. Each committee member uses the tally sheets as he or she determines when making compensation decisions. The MDCC also uses the tally sheets, together with other resources, to make a determination each year that the aggregate compensation for each named executive is reasonable and not excessive.

        While the tally sheets include information about the current and projected value of each executive's inventory of outstanding vested and unvested equity awards, we believe it is inconsistent with our compensation philosophy to give this "accumulated wealth" weight in setting current executive compensation levels. The value of an executive's equity inventory is largely a function of prior performance, in terms of the size of the grants, the duration of the executive's tenure with us, and the performance of our common stock during that tenure. The inventory can also be significantly affected by whether a particular executive has disposed of equity compensation items in the past or still retains ownership of them. We do not believe that reducing the amount of an executive's current compensation on account of wealth accumulated for prior performance would be consistent with our compensation objectives of retaining, motivating and rewarding our executives.

Tax Considerations

        We would like our compensation program to be reasonably cost and tax effective. To the extent consistent with our other goals, we seek to preserve corporate tax deductions, while maintaining the flexibility to approve compensation arrangements that we believe to be in the best interests of the company and our shareholders. The approach may not always result in full tax deductibility. The adverse tax impact to us of non-conforming compensation currently is minimal, because at this time we do not have net income subject to federal income tax.

Equity Grant Practices

        The exercise price for each stock option awarded to our executive officers under our equity compensation program is equal to the fair market value of our common stock on the date of grant, which under our 2006 Plan is the average of the high and low price for our common stock on the date of grant. Our board generally grants employee options two times per year, on the date of its mid-summer meeting, usually in July, and on the date of its first meeting of each new year, usually in late January or early February. Supplemental equity grants, if any, are made at scheduled MDCC meetings at the time when the MDCC determines they are appropriate in order to meet the objectives of our compensation program. Board and committee meetings generally are scheduled at least a year in advance, and scheduling decisions are made without regard to anticipated earnings or other major announcements by the company.

        In general, newly hired employees, including executive officers, are granted options and/or restricted stock effective on the first day of employment, with the options having an exercise price set at the average of the high and low price for our common stock on the employment start date. The employees' start dates are scheduled without regard to anticipated earnings or other major announcements by the company.

 Management Development and Compensation Committee Report

        The Management Development and Compensation Committee (the "MDCC") has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and its discussions with management, the MDCC recommended to Vertex's Board of Directors that the Compensation Discussion and Analysis be included in Vertex's proxy statement for its 2011 annual meeting of shareholders and incorporated by reference into Vertex's Annual Report on Form 10-K for the year ended December 31, 2010. This report is provided by the following directors who comprise the MDCC:

Jeffrey M. Leiden (Chair)
Wayne J. Riley
Bruce I. Sachs

COMPENSATION AND EQUITY TABLES

Summary Compensation Table

        The following table provides summary information concerning compensation earned by our chief executive officer, chief financial officer and our other three most highly compensated executive officers in 2010. We refer to these officers collectively as our named executive officers.

Name and Principal Position	Year	Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total

Matthew W. Emmens	2010	$1,129,192	$1,842,727	$8,998,774	$2,931,638	$9,829	$14,912,160
Chairman, President and	2009	$1,002,693	$4,498,687	$10,699,406	$2,846,251	$231,121	$19,278,158
Chief Executive Officer
Ian F. Smith	2010	$491,220	$471,759	$1,688,073	$459,000	$12,429	$3,122,481
Executive Vice President and	2009	$479,250	$405,297	$7,803,839	$403,245	$12,405	$9,104,036
Chief Financial Officer	2008	$444,234	$182,900	$1,231,888	$391,500	$11,804	$2,262,326
Peter Mueller	2010	$564,596	$566,119	$2,046,867	$509,850	$12,495	$3,699,927
Executive Vice President,	2009	$538,029	$405,297	$7,803,839	$495,000	$12,421	$9,254,586
Global Research and	2008	$456,664	$274,359	$1,846,554	$385,324	$11,563	$2,974,464
Development, and Chief
Scientific Officer
Kenneth S. Boger	2010	$435,175	$396,881	$1,420,310	$342,563	$12,338	$2,607,267
Senior Vice President	2009	$426,214	$340,968	$2,056,972	$324,613	$12,316	$3,161,083
and Chief Legal Officer	2008	$398,408	$153,876	$1,036,485	$315,158	$11,543	$1,915,470
Amit Sachdev	2010	$380,241	$396,881	$1,420,310	$304,500	$1,229	$2,503,161
Senior Vice President,	2009	$378,341	$409,188	$2,962,371	$278,547	$1,210	$4,029,657
Corporate Affairs and Public
Policy, and Commercial
Business Lead, Canada

  Stock Awards and Options Awards

        The amounts set forth under the captions "Stock Awards" and "Option Awards" in the table above represent the grant-date fair value of awards for financial statement reporting purposes granted during the applicable fiscal year. Our methodology for determining the grant-date fair value, including underlying estimates and assumptions for calculating these values, is set forth in Note D to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 17, 2011.

        Pursuant to applicable SEC rules the grant-date fair values of the awards granted in February 2011 for 2010 performance will be included as 2011 compensation. The total equity awards made to each of the named executive officers for 2010 performance are as follows:

	2010 Individual Performance Rating	Stock Options Awarded in July 2010	Stock Options Awarded in February 2011	Total Stock Options Awarded for 2010 Performance	Restricted Stock Awarded in February 2011 for 2010 Performance

Matthew W. Emmens	Leading/Exemplary	118,000	236,000	354,000	47,201
Ian F. Smith	Leading	36,250	54,375	90,625	12,084
Peter Mueller	Leading/Exemplary	36,250	72,500	108,750	14,501
Kenneth S. Boger	Leading	30,500	45,750	76,250	10,166
Amit Sachdev	Leading	30,500	45,750	76,250	10,166

  Non-Equity Incentive Plan Compensation—Cash Bonus

        The amounts set forth under the caption "Non-Equity Incentive Plan Compensation" represent cash bonuses for 2010, 2009 and 2008 performance, each of which was paid in the first quarter of the next year. The cash bonus awards to the named executive officers for 2010 performance were determined as follows:

	2010 Base Salary Level	Individual Incentive Target		2010 Target Bonus		Company Performance Factor		Individual Performance Factor		2010 Bonus

Matthew W. Emmens	$1,133,000	×	115%	= $	1,302,950	×	150%	×	150%	= $	2,931,638
Ian F. Smith	$510,000	×	40%	= $	204,000	×	150%	×	150%	= $	459,000
Peter Mueller	$566,500	×	40%	= $	226,600	×	150%	×	150%	= $	509,850
Kenneth S. Boger	$450,000	×	35%	= $	157,500	×	150%	×	145%	= $	342,563
Amit Sachdev	$400,000	×	35%	= $	140,000	×	150%	×	145%	= $	304,500

  All Other Compensation

        The amounts set forth under the caption "All Other Compensation" in the table above consist of:

	Year	401(k) Match	Life Insurance Premiums	Relocation Expenses	Total

Matthew W. Emmens	2010	$—	$1,470	$8,359	$9,829
Ian F. Smith	2010	$11,025	$1,404	$—	$12,429
Peter Mueller	2010	$11,025	$1,470	$—	$12,495
Kenneth S. Boger	2010	$11,025	$1,313	$—	$12,338
Amit Sachdev	2010	$—	$1,229	$—	$1,229

Total Realized Compensation

        To supplement the SEC-required disclosure in the Summary Compensation Table set forth above, we have included the additional table below, which shows "Total Realized Compensation" representing the total compensation realized by each named executive officer in each of the years shown. Total compensation as calculated under SEC rules and, as shown in the Summary Compensation Table, includes several items that are driven by accounting assumptions, which are not necessarily reflective of compensation actually realized by the named executives in a particular year. The amounts reported in the Total Realized Compensation column differ substantially from the amounts reported in the Total column required under SEC rules and are not a substitute for those Total amounts. Total Realized Compensation represents: (1) Total compensation, as determined under applicable SEC rules, minus (2) the aggregate grant-date fair value of restricted stock awards and stock option awards (as reflected in the Stock Awards columns and Option Awards column), plus (3) the value realized in the applicable year from the vesting of restricted stock and exercises of stock options (calculated in the same manner as for the Option Exercises and Stock Vested for 2010 table on page 39).

Name and Principal Position	Year	Total Realized Compensation

Matthew W. Emmens	2010	$4,070,659
Chairman, President and Chief Executive Officer	2009	$4,080,065
Ian F. Smith	2010	$2,229,882
Executive Vice President and Chief Financial Officer	2009	$2,905,692
	2008	$2,529,806
Peter Mueller, Ph.D.	2010	$2,829,872
Executive Vice President, Global Research and Development,	2009	$2,511,335
Global Research and Development, and Chief Scientific Officer	2008	$1,211,972
Kenneth S. Boger	2010	$1,479,261
Senior Vice President and Chief Legal Officer	2009	$4,873,515
	2008	$725,109
Amit Sachdev	2010	$808,108
Senior Vice President, Corporate Affairs and Public Policy,	2009	$788,111
and Commercial Business Lead, Canada

Grants of Plan-Based Awards for 2010

        The following table provides information with respect to grants of awards to each of our named executive officers during 2010:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
	Grant Date	Threshold	Target	Maximum	Estimated Future Payouts Under Equity Incentive Plan Awards (shares)	All Other Option Awards: Number of Securities Underlying Options (shares)	Exercise or Base Price of Option Awards (per share)	Closing Price of Stock on Grant Date (per share)	Grant-Date Fair Value of Stock and Option Awards
Matthew W. Emmens		$0	$1,302,950	$2,931,638
	2/4/2010				47,201				$1,842,727
	2/4/2010					354,000	$39.05	$38.42	$7,007,607
	7/14/2010					118,000	$33.82	$34.10	$1,991,167
Ian F. Smith		$0	$204,000	$459,000
	2/4/2010				12,084				$471,759
	2/4/2010					54,375	$39.05	$38.42	$1,076,380
	7/14/2010					36,250	$33.82	$34.10	$611,693
Peter Mueller		$0	$226,600	$509,850
	2/4/2010				14,501				$566,119
	2/4/2010					72,500	$39.05	$38.42	$1,435,174
	7/14/2010					36,250	$33.82	$34.10	$611,693
Kenneth S. Boger		$0	$157,500	$354,375
	2/4/2010				10,166				$396,881
	2/4/2010					45,750	$39.05	$38.42	$905,644
	7/14/2010					30,500	$33.82	$34.10	$514,666
Amit Sachdev		$0	$140,000	$315,000
	2/4/2010				10,166				$396,881
	2/4/2010					45,750	$39.05	$38.42	$905,644
	7/14/2010					30,500	$33.82	$34.10	$514,666

        The amounts in the "Estimated Possible Payouts Under Non-Equity Incentive Plan Awards" column represent the minimum (threshold), target and maximum amounts that our named executive officers were eligible for pursuant to our 2010 annual cash bonus program. Actual amounts paid to each of the named executive officers under this plan for 2010 performance are set forth in the Summary Compensation Table above.

        The amounts in the "Estimated Future Payouts Under Equity Incentive Plan Awards" column represent the number of shares of restricted stock granted to the named executive officers in 2010 for 2009 performance. Each of these grants is characterized as a PARS award, which is subject to time-based vesting on the fourth anniversary of the grant date, with the vesting of half of the shares subject to acceleration upon the approval of the NDA for telaprevir and the vesting of the other half of the shares subject to acceleration upon the achievement of specified sales levels of telaprevir in the first 18 months after product launch or the launch of any additional drug beyond telaprevir prior to December 31, 2012.

        In accordance with our stock and option plans, the exercise prices for the stock options granted to our named executive officers during 2010 were equal to the average of the high and the low prices of our common stock on the grant date. As a result, in 2010 the exercise prices of options granted to our named executive officers were higher than the grant-date closing price of our common stock for our February 4, 2010 grants and lower than the grant-date closing price of our common stock for our July 14, 2010 grants. In the future, we expect that options will continue to be granted with exercise prices equal to the average of the high and low prices of our common stock on the grant date, and that as a result the exercise prices are likely to be different from the closing price of our common stock on the grant date. Each stock option set forth in the table above is subject to vesting in 16 quarterly installments during the first four years of its ten-year term.

Outstanding Equity Awards at Fiscal Year-End for 2010

        The following tables provide information with respect to outstanding equity awards held by each of our named executive officers on December 31, 2010, based on the closing price of $35.03 per share of our common stock on December 31, 2010.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (shares) (1)	Number of Securities Underlying Unexercised Options Unexercisable (shares) (1)	Option Exercise Price (per share)	Option Expiration Date (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (shares)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Matthew W. Emmens	Restricted Stock
					47,201	(6)	$1,653,451
					134,129	(7)	$4,698,539
	Stock Options
	20,000	0	$9.16	7/22/2014
	10,000	0	$13.32	5/31/2015
	20,000	0	$28.40	5/31/2018
	20,000	0	$29.84	5/31/2017
	240,187	308,813	$33.55	2/4/2019
	7,375	110,625	$33.82	7/13/2020
	20,000	0	$34.32	5/31/2016
	66,375	287,625	$39.05	2/3/2020
Ian F. Smith	Restricted Stock
					6,042	(3)	$211,651
					9,667	(4)	$338,635
					12,084	(5)	$423,303
					12,084	(6)	$423,303
	Stock Options
	6,187	0	$10.41	2/2/2015
	7,875	0	$17.16	7/19/2015
	24,922	11,328	$18.93	2/6/2018
	29,453	6,797	$28.84	7/11/17
	20,391	15,859	$32.16	7/23/2018
	0	300,000	$33.00	10/21/2019
	11,328	24,922	$33.28	7/15/2019
	23,789	30,586	$33.55	2/4/2019
	2,265	33,985	$33.82	7/13/2020
	36,250	0	$35.35	7/19/2016
	73,500	0	$35.64	2/1/2016
	50,976	3,399	$36.30	1/23/2017
	10,195	44,180	$39.05	2/3/2020

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (shares) (1)	Number of Securities Underlying Unexercised Options Unexercisable (shares) (1)	Option Exercise Price (per share)	Option Expiration Date (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (shares)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Peter Mueller	Restricted Stock
					6,042	(3)	$211,651
					14,501	(4)	$507,970
					12,084	(5)	$423,303
					14,501	(6)	$507,970
	Stock Options
	16,800	0	$10.41	2/2/2015
	18,000	0	$11.27	10/6/2014
	150,000	0	$16.32	7/14/2013
	18,000	0	$17.16	7/19/2015
	49,843	22,657	$18.93	2/6/2018
	29,453	6,797	$28.84	7/11/2017
	20,391	15,859	$32.16	7/23/2018
	0	300,000	$33.00	10/21/2019
	11,328	24,922	$33.28	7/15/2019
	23,789	30,586	$33.55	2/4/2019
	2,265	33,985	$33.82	7/13/2020
	36,250	0	$35.35	7/19/2016
	73,500	0	$35.64	2/1/2016
	50,976	3,399	$36.30	1/23/2017
	13,593	58,907	$39.05	2/3/2020
Kenneth S. Boger	Restricted Stock
					5,083	(3)	$178,057
					8,133	(4)	$284,899
					10,166	(5)	$356,115
					10,166	(6)	$356,115
	Stock Options
	88,002	0	$18.75	9/23/2011
	20,968	9,532	$18.93	2/6/2018
	5,000	0	$24.66	12/10/2011
	24,781	5,719	$28.84	7/11/2017
	17,156	13,344	$32.16	7/23/2018
	0	30,000	$33.00	10/21/2019
	9,531	20,969	$33.28	7/15/2019
	20,016	25,734	$33.55	2/4/2019
	1,906	28,594	$33.82	7/13/2020
	30,500	0	$35.35	7/19/2016
	73,500	0	$35.64	2/1/2016
	42,890	2,860	$36.30	1/23/2017
	8,578	37,172	$39.05	2/3/2020

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (shares) (1)	Number of Securities Underlying Unexercised Options Unexercisable (shares) (1)	Option Exercise Price (per share)	Option Expiration Date (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (shares)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Amit Sachdev	Restricted Stock
					10,166	(4)	$356,115
					12,200	(5)	$427,366
					10,166	(6)	$356,115
					3,750	(8)	$131,363
	Stock Options
	52,422	23,828	$18.93	2/6/2018
	60,937	14,063	$29.25	7/22/2017
	17,156	13,344	$32.16	7/23/2018
	0	60,000	$33.00	10/21/2019
	9,531	20,969	$33.28	7/15/2019
	26,687	34,313	$33.55	2/4/2019
	1,906	28,594	$33.82	7/13/2020
	8,578	37,172	$39.05	2/3/2020

(1)
Unvested stock options are vesting in 16 quarterly installments during the first four years of their ten-year terms subject to the following exceptions: The October 22, 2009 grants to Mr. Smith, Dr. Mueller and Mr. Sachdev, which expire on October 21, 2019, vest on October 22, 2014, subject to acceleration upon the achievement of certain milestones, including FDA approval of telaprevir, and, if we obtain FDA approval for telaprevir, having had a sufficient cash balance at the time we filed an NDA for telaprevir, advancement of at least two other product candidates beyond "proof-of-concept," and achieving specified sales levels for telaprevir in the United States during the first 18 months following marketing approval, if obtained, or launching a second product in the United States prior to December 31, 2012. The October 22, 2009 grant to Mr. Boger, which expires on October 21, 2019, vests on October 22, 2014, subject to full acceleration upon FDA approval for telaprevir.

(2)
The option expiration dates listed above reflect the final expiration date for each of the listed options. If the named executive officer's service with us is terminated, the options would expire, subject to certain exceptions, three months after the termination of service. Mr. Emmens' options expiring in 2014 through 2018, which were granted in connection with his service as a non-employee director, have ten-year terms and will not expire as a result of a termination in service.

(3)
Each of these awards vested in full on January 24, 2011.

(4)
Each of these awards is a PARS award, which is subject to time-based vesting on February 7, 2012, the fourth anniversary of grant. The vesting of half of the shares will be accelerated if the market price of our common stock achieves and maintains $60.00 per share.

(5)
Each of these awards is a PARS award, which is subject to time-based vesting on February 5, 2013, the fourth anniversary of grant, subject to acceleration of vesting upon achievement of specified performance objectives. Half of the shares vested on January 18, 2011 upon the FDA's acceptance of the filing of an NDA for telaprevir and the other half of the shares are subject to acceleration of vesting upon the approval of the NDA for telaprevir.

(6)
Each of these awards is a PARS award, which is subject to time-based vesting on February 4, 2014, the fourth anniversary of the date of grant, subject to acceleration as described under the heading Grants of Plan-Based Awards for 2010 above.

(7)
This restricted stock award vests on February 5, 2012.

(8)
This restricted stock award vests on July 23, 2011.

Option Exercises and Stock Vested for 2010

        The following table provides information with respect to the value realized by our named executive officers related to options to purchase common stock exercised by the named executive officers during 2010 and shares of restricted stock that vested during 2010. The value realized per share for options is based on the difference between the exercise price and the fair market value of the shares of common stock at the time the options were exercised. The value realized on vesting of restricted stock awards is based on the fair market value of the shares on the vesting date.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Matthew W. Emmens	—	$—	—	$—
Ian F. Smith	—	$—	33,242	$1,267,233
Peter Mueller	17,600	$475,698	33,242	$1,267,233
Kenneth S. Boger	—	$—	17,283	$689,185
Amit Sachdev	—	$—	3,750	$122,138

Director Compensation for 2010

        We have designed and implemented our compensation programs for our non-employee directors to attract, motivate and retain individuals who are committed to our values and goals and who have the expertise and experience that we need to achieve those goals. We periodically review and adjust our non-employee director compensation program.

        The annual cash compensation for non-employee directors serving on our board includes an annual retainer of $25,000, payable in quarterly installments, plus $2,500 for each board meeting attended and $500 for each committee meeting attended on a regular board meeting day. If a committee meeting is held on a day other than a regular board meeting day, the committee meeting fee is $1,000. Board and committee meetings held by conference call are compensated at the rate of $1,250 per meeting and $375 per meeting, respectively. The chair of the corporate governance and nominating committee receives an additional annual retainer fee of $20,000, the chair of the audit and finance committee receives an additional annual retainer fee of $20,000, and the chair of the MDCC receives an additional annual retainer fee of $14,000.

        In addition, each non-employee director, upon initial election or appointment to the board, receives a non-qualified option to purchase 30,000 shares of our common stock at an exercise price equal to the fair market value per share of our common stock on the date of grant. Those options vest quarterly over a four-year period from the date of grant, based on continued service on the board. Each non-employee director in office on June 1 of each year receives a non-qualified option to purchase 20,000 shares of common stock, exercisable immediately, at an exercise price equal to the fair market value per share of our common stock on the date of grant. The chair of our board, or the lead independent director if the chair is not an independent director, receives an additional non-qualified option to purchase 2,500 shares of common stock exercisable immediately, at an exercise price equal to the fair market value per share of our common stock on the date of grant, which similarly is granted on June 1.

        The following table provides certain summary information concerning compensation earned during 2010 by directors who were non-employee directors in 2010.

	Fees Earned or Paid in Cash (1)	Option Awards (2)	All Other Compensation		Total
Joshua Boger	$39,000	$352,722	$—		$391,722
Stuart J. M. Collinson	$42,250	$352,722	$—		$394,972
Eugene H. Cordes	$42,250	$352,722	$2,400	(3)	$397,372
Jeffrey M. Leiden	$54,750	$377,395	$—		$432,145
Wayne J. Riley (elected July 9, 2010)	$20,875	$507,276	$—		$528,151
Bruce I. Sachs	$43,250	$352,722	$—		$395,972
Elaine S. Ullian	$52,750	$352,722	$—		$405,472
Dennis L. Winger	$60,750	$352,722	$—		$413,472
Roger W. Brimblecombe (retired May 13, 2010)	$15,703	$—	$—		$15,703
Charles A. Sanders (retired October 18, 2010)	$35,169	$705,444	$—		$740,613
(1)
The cash compensation set forth in the column "Fees Earned or Paid in Cash" consisted of the following:

	Annual Retainer for Non-Employee Directors	Annual Retainer for Committee Chairs	Fees for Participation in Board and Committee Meetings	Total Fees Earned
Joshua Boger	$25,000	$—	$14,000	$39,000
Stuart J. M. Collinson	$25,000	$—	$17,250	$42,250
Eugene H. Cordes	$25,000	$—	$17,250	$42,250
Jeffrey M. Leiden	$25,000	$10,500	$19,250	$54,750
Wayne J. Riley	$12,500	$—	$8,375	$20,875
Bruce I. Sachs	$25,000	$—	$18,250	$43,250
Elaine S. Ullian	$25,000	$15,000	$12,750	$52,750
Dennis L. Winger	$25,000	$20,000	$15,750	$60,750
Roger W. Brimblecombe	$9,203	$3,500	$3,000	$15,703
Charles A. Sanders	$21,169	$5,000	$9,000	$35,169
(2)
The amounts set forth under the caption "Option Awards" in the table above represent the grant-date fair value for financial statement reporting purposes of the equity awards granted during 2010. Our methodology, including underlying estimates and assumptions, for calculating these values is set forth in Note D to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 17, 2011. Each of our non-employee directors serving as a director on June 1, 2010 received a non-qualified option to purchase 20,000 shares of our common stock, exercisable immediately, at an exercise price of $34.24. In addition, for service as then lead independent director on June 1, 2010, we granted Dr. Sanders a non-qualified option to purchase 20,000 shares of our common stock, exercisable immediately, at an exercise price of $34.24. The grant-date fair value of each grant made on June 1, 2010 was $352,722. In connection with his appointment as our new lead independent director, we granted Dr. Leiden a non-qualified option on December 15, 2010 to purchase 1,527 shares of our common stock, exercisable immediately, at an exercise price of $34.39 and a grant-date fair value of $24,673. On July 9, 2010, in connection with his election to the board of directors, Dr. Riley received a non-qualified option to purchase 30,000 shares of our common stock, which will vest quarterly over four years, at an exercise price of $33.89 and a grant-date fair value of $507,276. Each option awarded to our directors in 2010 was granted with an exercise price equal to the average of the high and low prices for our common stock on the date of grant.

  As of December 31, 2010, our non-employee directors had outstanding stock options to purchase our common stock as follows:

	Unexercisable Options	Exercisable Options	Total Outstanding Options
Joshua Boger	51,625	1,979,828	2,031,453
Stuart J. M. Collinson	—	213,445	213,445
Eugene H. Cordes	—	130,000	130,000
Jeffrey M. Leiden	20,625	30,902	51,527
Wayne J. Riley	28,125	1,875	30,000
Bruce I. Sachs	—	107,500	107,500
Elaine S. Ullian	—	107,500	107,500
Dennis L. Winger	20,625	29,375	50,000

  In addition, as of December 31, 2010, Dr. Boger had 36,365 shares of unvested restricted stock that were granted to him when he was our chief executive officer.

(3)
The amount set forth relates to consulting fees paid to Dr. Cordes for service on one of our scientific advisory boards.

SUMMARY OF TERMINATION AND CHANGE OF CONTROL BENEFITS

        The amounts shown in the tables below are calculated based on the amounts that would have been payable had the named executive officer experienced an employment termination on December 31, 2010. These amounts do not include any life insurance payments or disability insurance payments that the executive or the executive's estate may receive under existing insurance policies. The assumptions underlying the calculations in the following tables include:

  •
  the value of each share subject to an option to purchase common stock that would be accelerated in the circumstances described below equals $35.03 per share (the closing price on the last trading day of 2010), minus the exercise price per share;

  •
  the value of each share of restricted stock for which our repurchase right would lapse in the circumstances described below equals $35.03 per share (the closing price on the last trading day of 2010);

  •
  appropriate provision for the continuation of all then-outstanding options would be made in connection with a change of control;

  •
  our board of directors would elect not to pay a pro rata portion of an executive's target bonus for the year of termination in cases where the executive's employment is terminated voluntarily by the executive (for any reason, including retirement) or for cause, consistent with our policy that cash bonuses are payable only to employees who are otherwise eligible and who remain employed by us on the date of bonus payment, typically in February of the next year; and

  •
  our board of directors would have assigned the same 2010 individual and company performance ratings on December 31, 2010 as they assigned in the first quarter of 2011.

        The actual amounts that the named executive officers could receive in the future as a result of a termination of employment would likely differ materially from the amounts set forth below as a result of, among other things, changes in our stock price, changes in their base salary, target bonus amounts and actual bonus amounts, and the vesting and grants of additional equity awards.

		Separate from a change of control	In connection with a change of control
	Voluntary Termination or Retirement/ Termination for Cause	Involuntary Termination Other Than for Cause/ Termination by Executive With Good Reason	Involuntary Termination Other Than for Cause/ Termination by Executive for Good Reason	Death or Disability
Matthew W. Emmens
Cash Severance Benefits	$—	$6,585,563	$7,803,538	$2,931,638
Continuation of Employee Benefits	—	25,536	25,536	—
Accelerated Vesting of Stock Options	—	358,238	590,899	—
Accelerated Vesting of Restricted Stock	—	5,525,282	6,351,990	—
Total	$—	$12,494,619	$14,771,963	$2,931,638
Ian F. Smith
Cash Severance Benefits	$—	$918,000	$918,000	$561,000
Continuation of Employee Benefits	—	16,958	16,958	—
Accelerated Vesting of Stock Options	—	333,884	1,008,972	260,925
Accelerated Vesting of Restricted Stock	—	1,164,397	1,396,891	1,050,340
Total	$—	$2,433,239	$3,340,821	$1,872,265
Peter Mueller
Cash Severance Benefits	$—	$793,100	$1,019,700	$—
Continuation of Employee Benefits	—	11,892	17,838	—
Accelerated Vesting of Stock Options	—	—	1,191,369	—
Accelerated Vesting of Restricted Stock	—	—	1,650,894	—
Total	$—	$804,992	$3,879,801	$—
Kenneth S. Boger
Cash Severance Benefits	$—	$765,000	$765,000	$461,250
Continuation of Employee Benefits	—	11,735	11,735	—
Accelerated Vesting of Stock Options	—	280,934	397,444	219,544
Accelerated Vesting of Restricted Stock	—	979,614	1,175,186	883,597
Total	$—	$2,037,283	$2,349,365	$1,564,391
Amit Sachdev
Cash Severance Benefits	$—	$540,000	$680,000	$—
Continuation of Employee Benefits	—	16,783	16,783	—
Accelerated Vesting of Stock Options	—	565,448	747,090	—
Accelerated Vesting of Restricted Stock	—	1,064,667	1,270,958	—
Total	$—	$2,186,898	$2,714,831	$—

 EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

        We have entered into agreements and maintain plans that will require us to provide to our named executive officers cash compensation, benefits and/or acceleration of the vesting of equity awards in the event of termination of employment under specified circumstances. The following summary descriptions of our employment contracts and change of control agreements containing severance provisions with our named executive officers are qualified by the complete terms and conditions set forth in each of the agreements. In addition to the agreements described below, outstanding options granted under our stock and option plans provide that, in the event of certain changes of control, either appropriate provision for the continuation of all then-outstanding options must be made, or the vesting of those options will be accelerated and they will become fully exercisable immediately prior to such change of control.

Matthew W. Emmens

        The terms and conditions of Mr. Emmens' employment are governed by a written employment contract, which was entered into in February 2009 and expires on May 22, 2012. Mr. Emmens' employment agreement provides that he is entitled to receive compensation as determined by our board of directors and is eligible to receive the benefits generally made available to our executives. In addition, Mr. Emmens has agreed not to engage in specified competitive activities for 18 months after his employment with us terminates.

        If Mr. Emmens' employment is terminated by us without cause or he terminates his employment for good reason, he would be entitled to receive:

Severance Payment:	A)	150% of the sum of Mr. Emmens' (i) base salary at the time of termination and (ii) target bonus for the year in which his employment is terminated
	B)	A pro-rated bonus for the year in which the termination occurs based on the annual bonus he would have earned for the year in which the termination occurs
Options:	Vesting of outstanding options that would have otherwise vested in the 18 months following termination
Restricted Stock:
Vesting in full of each outstanding restricted stock award that would have otherwise vested in the 18 months following the termination and the vesting of 50% of each outstanding restricted stock award that would have otherwise vested more than 18 months following the termination
Employee Benefits:	Continuation of certain employee benefits for up to 18 months

        If Mr. Emmens' employment is terminated by us without cause or he terminates his employment for good reason within two years after a change of control of Vertex, he would instead receive:

Severance Payment:	A)	200% of the sum of Mr. Emmens' (i) base salary at the time of termination and (ii) target bonus for the year in which his employment is terminated
	B)	A pro-rated bonus for the year in which the termination occurs based on the annual bonus he would have earned for the year in which the termination occurs
Options:	Full vesting of all outstanding options
Restricted Stock:	Full vesting of all outstanding restricted stock awards
Employee Benefits:	Continuation of certain employee benefits for up to 18 months

        Under the employment agreement, Mr. Emmens would have the right to terminate his employment for good reason upon the occurrence of any of the following events without Mr. Emmens' consent:

  •
  our failure to continue Mr. Emmens in the positions of president, chairman of the board of directors and chief executive officer, at any time during the term of the employment agreement;

  •
  a material adverse change in his duties, authority and/or responsibilities that, taken as a whole, effectively constitutes a demotion;

  •
  a material breach of the employment agreement by us, including a material reduction in base salary or target bonus; or

  •
  the relocation of the office to which he is assigned to a place 35 or more miles away from Cambridge, Massachusetts and such relocation is not at his request or is other than in connection with a change in location of our principal executive offices.

        In addition, if there is a change of control and a resulting change in Mr. Emmens' reporting relationship, without his consent, such that he is reporting to an executive officer of a parent entity, rather than to the board of directors of our company (or a successor corporation) or to the board of directors of a parent thereof, any material erosion of Mr. Emmens' independent authority shall in itself constitute good reason for termination; provided that such termination for good reason occurs within two years of such change of control and that the fact that there has been a change in his reporting relationship shall not itself constitute an erosion of his independent authority.

        Under Mr. Emmens' employment agreement a change of control shall be deemed to have occurred if:

  •
  any person or group, as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act, becomes the beneficial owner, as such term is used in Rule 13d-3 promulgated under the Exchange Act, of securities representing more than 50% of the combined voting power of our outstanding securities, having the right to vote in the election of directors; or

  •
  all or substantially all our business or assets are sold or disposed of, or we or our subsidiary combines with another company pursuant to a merger, consolidation, or other similar transaction (subject to exceptions set forth in the agreement, including transactions in which our shareholders immediately prior to such merger or consolidation continue to own at least a majority of our outstanding voting securities or the outstanding voting securities of the surviving entity immediately after the merger or consolidation).

        If Mr. Emmens' employment is terminated as a result of a disability, Mr. Emmens would receive a pro-rated bonus for the year in which the termination occurs based on the annual bonus he would have earned for the year in which the termination occurs.

Ian F. Smith

        The terms and conditions of Mr. Smith's employment are governed by a written employment contract, which was entered into in 2001, amended and restated in 2004 and amended in 2008. Mr. Smith's employment agreement provides that he is entitled to receive compensation as determined by our board of directors and is eligible to receive the benefits generally made available to our executives.

        If Mr. Smith's employment is terminated without cause, or if he terminates his employment with us of his own initiative for good reason or we do not renew his agreement, other than in connection with a change of control as described below, he would be entitled to receive:

Severance Payment:	A)	The sum of Mr. Smith's (i) base salary and (ii) target bonus for the year in which his employment is terminated
	B)	A pro rata portion of his target bonus for the year in which the termination occurs
Options:	Vesting of outstanding options that otherwise would have vested in the 18 months following termination (excluding the option granted to Mr. Smith in October 2009)
Restricted Stock:
Vesting of each outstanding restricted stock award that would otherwise have vested in the 18 months following the termination, treating each award that vests other than ratably (such as PARS awards as described on page 26 of this proxy statement) as if it vests ratably over the term of the grant
Employee Benefits:	Continuation of certain employee benefits for up to 12 months

        If we terminate Mr. Smith's employment without cause or he terminates his employment with us for good reason on a date within the 90 days prior to or the 12 months after a change of control he would be entitled to receive:

Severance Payment:	A)	The sum of Mr. Smith's (i) base salary at the time of termination and (ii) target bonus for the year in which his employment is terminated
	B)	A pro rata portion of his target bonus for the year in which the termination occurs
Options:	Full vesting of all outstanding options
Restricted Stock:	Full vesting of all outstanding restricted stock awards
Employee Benefits:	Continuation of certain employee benefits for up to 12 months
Tax Benefits:
Additional payments required to compensate Mr. Smith if payments made under the employment agreement result in certain adverse tax consequences including excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended

        If Mr. Smith's employment is terminated as a result of his death or disability, he or his estate and/or beneficiaries would receive six months of severance pay, a pro rata portion of his target bonus for the year in which the termination occurred and 12 months acceleration of outstanding stock options and restricted stock awards.

        Pursuant to his employment agreement, Mr. Smith has agreed not to engage in specified competitive activities for a period of one year after the termination of his employment with us.

        Under the employment agreement, Mr. Smith would have the right to terminate his employment for good reason upon the occurrence of the following events without Mr. Smith's consent:

  •
  he is assigned to any duties or responsibilities that are inconsistent, in any significant respect, with the scope of duties and responsibilities associated with his positions and offices on the date of the agreement, provided that such reassignment of duties or responsibilities is not due to his disability or performance, or is at his request;

  •
  he suffers a reduction in the authorities, duties and responsibilities associated with his positions and offices on the date of the agreement, on the basis of which he makes a determination in good faith that he can no longer carry out those positions or offices in the manner contemplated on the date the agreement was entered into, provided that any such reduction of duties or responsibilities is not due to his disability or performance, or is at his request;

  •
  his base salary is decreased;

  •
  his office location as assigned to him by us is relocated 35 or more miles from Cambridge, Massachusetts; or

  •
  in the event of a change of control, failure of any successor to assume the obligations and liabilities of the employment agreement.

        Under Mr. Smith's employment agreement cause means:

  •
  he is convicted of a crime involving moral turpitude;

  •
  he commits a material breach of any provision of his employment agreement; or

  •
  in carrying out his duties, he acts or fails to act in a manner which is determined, in the sole discretion of our board, to be (A) willful gross neglect or (B) willful gross misconduct resulting, in either case, in material harm to us unless such act, or failure to act, was believed by him, in good faith, to be in our best interests.

        Under Mr. Smith's employment agreement a change of control shall be deemed to have occurred if:

  •
  any person or group as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act, becomes the beneficial owner, as such term is used in Rule 13d-3 promulgated under the Exchange Act, of securities representing 51% or more of the combined voting power of our outstanding securities, having the right to vote in the election of directors;

  •
  a majority of our board during any 12-month period is replaced at a meeting of our board or at a meeting of our shareholders with individuals other than individuals nominated or approved by a majority of the disinterested directors (as such term is defined in the employment agreement);

  •
  all or substantially all of our business is disposed of pursuant to a merger, consolidation or other transaction (subject to exceptions set forth in the agreement) in which we are not the surviving corporation or we are materially or completely liquidated; or

  •
  we combine with another company and are the surviving corporation but, immediately after the combination, our shareholders hold, directly or indirectly, less than 50% of the total outstanding securities of the combined company having the right to vote in the election of directors.

Peter Mueller

  Employment Agreement

        The terms and conditions of Dr. Mueller's employment are governed by a written employment contract, which was entered into in February 2008 and amended and restated in February 2010. His employment agreement provides that he is entitled to receive compensation as determined by our board of directors and is eligible to receive the benefits generally made available to our executives.

        Under his employment agreement, if (i) Dr. Mueller's employment is terminated without cause or (ii) he terminates his employment with us for good reason within 30 days of the event giving rise to his right to terminate for good reason, subject to notice and cure provisions, he would be entitled to receive:

Severance Payment:	The sum of Dr. Mueller's (i) base salary and (ii) target bonus for the year in which his employment is terminated
Employee Benefits:	Continuation of certain employee benefits for up to 12 months

        Under the employment agreement, Dr. Mueller would have the right to terminate his employment for good reason upon the occurrence of the following events without his consent:

  •
  his base salary is decreased, unless such reduction is part of an across-the-board proportionate reduction in the salaries of our senior management team; or

  •
  the office to which he is assigned is relocated to a place 35 or more miles away and such relocation is not at his request or with his prior agreement (and other than in connection with a change in location of our principal executive offices).

        Under the employment agreement, cause means:

  •
  he is convicted of a crime involving moral turpitude;

  •
  he commits a material breach of any provision of the agreement not involving the performance or nonperformance of duties; or

  •
  in carrying out his duties, Dr. Mueller acts or fails to act in a manner that is determined, in the sole discretion of our board, after written notice of any such act or failure to act and a reasonable opportunity to cure the deficiency has been provided to Dr. Mueller, to be (A) willful gross neglect or (B) willful gross misconduct resulting, in either case, in material harm to us unless such act, or failure to act, was believed by him, in good faith, to be in our best interests.

  Change of Control Agreement

        We have a change of control agreement with Dr. Mueller, which was entered into in March 2003 and amended in February 2008 and December 2008, and amended and restated in February 2010. Under this agreement, if we terminate Dr. Mueller's employment without cause on a date within the 90 days prior to or the 12 months after a change of control or he terminates his employment within 30 days of an event giving rise to a right to terminate for good reason, subject to notice and cure provisions, and the event occurs on a date within the 90 days prior to or the 12 months after a change of control, he would be entitled to receive:

Severance Payment:	A)	The sum of Dr. Mueller's (i) base salary and (ii) target bonus for the year in which his employment is terminated
	B)	A pro rata portion of his target bonus for the year in which the termination occurs
Options:	Full vesting of all outstanding options
Restricted Stock:	Full vesting of all outstanding restricted stock awards
Employee Benefits:	Continuation of certain employee benefits for up to 18 months

        Under the change of control agreement, Dr. Mueller would have the right to terminate his employment for good reason upon the occurrence of the following events without his consent:

  •
  he is assigned to material duties or responsibilities that are inconsistent, in any significant respect, with the scope of duties and responsibilities associated with his position and office immediately prior to the change of control, provided, that such reassignment of duties or responsibilities is not for cause, due to his disability or at his request;

  •
  he suffers a material reduction in the authorities, duties or job title and responsibilities associated with his position and office immediately prior to the change of control, on the basis of which he makes a good faith determination that he can no longer carry out his position or office in the manner contemplated before the change of control (provided that such reduction in authorities, duties, or job title and responsibilities is not for cause, due to his disability or at his request);

  •
  his base salary is decreased to a level below his base salary in effect immediately prior to the change of control;

  •
  our principal offices, or the location of the office to which he is assigned at the time the agreement was entered into, is relocated to a place 35 or more miles away; or

  •
  following a change of control, our successor fails to assume our obligations under the change of control agreement.

        Under the change of control agreement, cause means:

  •
  he is convicted of a felony crime of moral turpitude;

  •
  he willfully refuses or fails to follow a lawful directive or instruction of our board or the individual to whom he reports provided that he received prior written notice of the directive or instruction that he failed to follow and, provided further, that we, in good faith, give him 30 days to correct any problems, and further provided if he corrects the problem he may not be terminated for cause in that instance;

  •
  he commits willful gross negligence, or willful gross misconduct, resulting in either case in material harm to us, unless such act, or failure to act, was believed by him, in good faith, to be in our best interests; or

  •
  he violates any of our policies made known to him regarding confidentiality, securities trading or inside information.

        Under the change of control agreement, change of control means:

  •
  any person or group as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act becomes the beneficial owner, as such term is used in Rule 13d-3 promulgated under the Exchange

    Act, of securities representing more than 50% of the combined voting power of our outstanding securities having the right to vote in the election of directors; or

  •
  all or substantially all of our business or assets are sold or disposed of, or we or one of our subsidiaries combines with another company pursuant to a merger, consolidation, or other similar transaction, other than (i) a transaction solely for the purpose of reincorporating us or one of our subsidiaries in a different jurisdiction or recapitalizing or reclassifying our stock; or (ii) a merger or consolidation in which our shareholders immediately prior to such merger or consolidation continue to own at least a majority of the outstanding securities of the surviving entity immediately after the merger or consolidation.

Kenneth S. Boger

        The terms and conditions of Mr. Kenneth Boger's employment are governed by a written employment contract, which was originally entered into in 2004, amended in 2008 and amended and restated in 2010. Mr. Boger's employment agreement provides that he is entitled to receive compensation as determined by our board of directors and is eligible to receive the benefits generally made available to our executives.

        Under his employment agreement, if (i) Mr. Boger's employment is terminated without cause, (ii) Mr. Boger terminates his employment with us for good reason, subject to notice and cure provisions, or (iii) we do not renew his agreement other than in connection with a change of control as described below, Mr. Boger would be entitled to receive:

Severance Payment:	A)	100% of the sum of (i) his base salary at the time of termination and (ii) his target bonus for the year in which his employment is terminated
	B)	A pro rata portion of his target bonus for the year in which the termination occurs
Options:
Vesting of outstanding options that would have otherwise vested in the 18 months following termination (excluding the option granted to Mr. Boger in October 2009), with each option, subject to specific exceptions, remaining exercisable for one year following the termination of employment
Restricted Stock:
Vesting of each outstanding restricted stock award that would have otherwise vested in the 18 months following the termination, treating each award that vests other than ratably (such as PARS awards as described on page 26 of this proxy statement) as if it vests ratably over the term of the grant
Employee Benefits:	Continuation of certain employee benefits for up to 12 months

        If we terminate Mr. Boger's employment without cause or he terminates his employment with us for good reason on a date within the 90 days prior to or the 12 months after a change of control he would be entitled to receive:

Severance Payment:	A)	100% of the sum of (i) his base salary at the time of termination and (ii) his target bonus for the year in which his employment is terminated
	B)	A pro rata portion of his target bonus for the year in which the termination occurs
Options:	Full vesting of all outstanding options
Restricted Stock:	Full vesting of all outstanding restricted stock awards
Employee Benefits:	Continuation of certain employee benefits for up to 12 months
Tax Benefits:
Additional payments required to compensate Mr. Boger if payments made under the employment agreement result in certain adverse tax consequences, including excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended

        If Mr. Boger's employment is terminated as a result of his death or disability, he would receive six months of severance pay, a pro rata portion of his target bonus for the year in which the termination occurs and 12 months acceleration of outstanding stock options and restricted stock awards. Pursuant to his employment agreement, Mr. Boger has agreed not to engage in specified competitive activity for a period of one year after the termination of his employment with us.

        Under the employment agreement, Mr. Boger would have the right to terminate his employment for good reason upon the occurrence of the following events without Mr. Boger's consent:

  •
  he is assigned to any material duties or responsibilities that are inconsistent, in any significant respect, with the scope of duties and responsibilities customarily associated with his positions and offices on the date of the agreement, provided, that such reassignment of duties or responsibilities is not for cause, due to his disability, nor is at his request;

  •
  he suffers a reduction in the authorities, duties and responsibilities associated with his positions and offices on the date of the agreement on the basis of which he makes a determination in good faith that he can no longer carry out such positions or offices in the manner contemplated on the date the agreement was entered into, provided, that such reassignment of duties or responsibilities is not for cause, due to his disability, nor is at his request;

  •
  his base salary is decreased;

  •
  our principal offices, or the location of the office to which he is assigned at the time the agreement was entered into, is relocated to a place 35 or more miles away;

  •
  in the event of a change of control, failure of any successor to assume the obligations and liabilities of the employment agreement; or

  •
  the material breach of the terms of the employment agreement by us.

        Under Mr. Boger's employment agreement "cause" means:

  •
  he is convicted of a crime involving moral turpitude;

  •
  he commits a material breach of any provision of the employment agreement; or

  •
  in carrying out his duties, he acts or fails to act in a manner which is determined, in the sole discretion of our board, to be (A) willful gross neglect or (B) willful gross misconduct resulting, in either case, in material harm to us unless such act, or failure to act, was believed by Mr. Boger, in good faith, to be in our best interests.

        Under Mr. Boger's employment agreement a change of control shall be deemed to have occurred if:

  •
  any person or group as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act, becomes the beneficial owner, as such term is used in Rule 13d-3 promulgated under the Exchange Act, of securities representing more than 50% of the combined voting power of our outstanding securities, having the right to vote in the election of directors;

  •
  a majority of our board at any time during the term of the employment agreement consists of individuals other than individuals nominated or approved by a majority of the disinterested directors; or

  •
  all or substantially all of our business or assets are sold or disposed of, or we combine with another company pursuant to a merger, consolidation, or other similar transaction, other than (i) a transaction solely for the purpose of reincorporating us in a different jurisdiction or recapitalizing or reclassifying our stock, or (ii) a merger or consolidation in which our shareholders immediately prior to such merger or consolidation continue to own at least a majority of the outstanding voting securities of the surviving entity immediately after the merger or consolidation.

Amit Sachdev

  Employment Agreement

        The terms and conditions of Mr. Sachdev's employment are governed by a written employment contract, which was entered into in February 2008, amended in December 2008 and amended and restated in February 2010. His employment agreement provides that he is entitled to receive compensation as determined by our board of directors and is eligible to receive the benefits generally made available to our executives.

        Under his employment agreement, if (i) Mr. Sachdev's employment is terminated without cause or (ii) Mr. Sachdev terminates his employment with us for good reason within 30 days of the event giving rise to his right to terminate for good reason, subject to notice and cure provisions, he would be entitled to receive:

Severance Payment:	The sum of Mr. Sachdev's (i) base salary and (ii) target bonus for the year in which his employment is terminated
Options:	Vesting of outstanding options that would otherwise have vested in the 18 months following termination (excluding the option granted to Mr. Sachdev in October 2009)
Restricted Stock:
Vesting of each outstanding restricted stock award that would have otherwise vested in the 18 months following the termination, treating each award that vests other than ratably (such as PARS awards as described on page 26 of this proxy statement) as if it vests ratably over the term of the grant
Employee Benefits:	Continuation of certain employee benefits for up to 12 months

        Under the employment agreement, he would have the right to terminate his employment for good reason upon the occurrence of the following events without his consent:

  •
  he is assigned to any duties or responsibilities that are inconsistent, in any significant respect, with the scope of duties and responsibilities customarily associated with the position and office of senior vice president, public policy and government affairs, provided that such reassignment of duties or responsibilities is not due to his disability or performance, nor is at his request;

  •
  he suffers a reduction in the authorities, duties, and responsibilities associated with his position as senior vice president, public policy and government affairs, provided that such reassignment of duties or responsibilities is not due to his disability or his performance, and is not at his request or with his prior agreement;

  •
  Mr. Sachdev's base salary is decreased below $350,000 per year, unless such reduction is part of an across-the-board proportionate reduction in the salaries of our senior management team; or

  •
  his office is relocated 35 or more miles from Washington, D.C. other than in connection with relocation of our offices.

        Under the employment agreement, cause means:

  •
  he is convicted of a crime involving moral turpitude;

  •
  Mr. Sachdev willfully refuses or fails to follow a lawful directive or instruction of the board or the individual to whom he reports, provided that he receives prior written notice of the directive or instruction that he failed to follow and provided further that we, in good faith, give him 30 days to correct any problems;

  •
  he, in carrying out his duties, commits (A) willful gross negligence or (B) willful gross misconduct resulting, in either case, in material harm to us, unless such act, or failure to act, was believed by him, in good faith, to be in our best interests; or

  •
  he violates any of our policies made known to him regarding confidentiality, securities trading or inside information.

  Change of Control Agreement

        We have a change of control agreement with Mr. Sachdev, which was entered into in February 2008, amended in December 2008, and amended and restated in February 2010. Under this change of control agreement, if we terminate his employment without cause on a date within the 90 days prior to or the 12 months after a change of control or he terminates his employment within 30 days of an event giving rise to a right to terminate for good reason, subject to notice and cure provisions, and the event occurs on a date within the 90 days prior to or the 12 months after a change of control, he would be entitled to receive:

Severance Payment:	A)	The sum of Mr. Sachdev's (i) base salary at the time of termination and (ii) target bonus for the year in which his employment is terminated
	B)	A pro rata portion of his target bonus for the year in which the termination occurs
Options:	Full vesting of all outstanding options
Restricted Stock:	Full vesting of all outstanding restricted stock awards
Employee Benefits:	Continuation of certain employee benefits for up to 12 months

        Under the change of control agreement, Mr. Sachdev would have the right to terminate his employment for good reason upon the occurrence of the following events without his consent:

  •
  he is assigned to material duties or responsibilities that are inconsistent, in any significant respect, with the scope of duties and responsibilities associated with his position and office immediately prior to the change of control, provided, that such reassignment of duties or responsibilities is not for cause, due to his disability or at his request;

  •
  he suffers a material reduction in the authorities, duties or job title and responsibilities associated with his position and office immediately prior to the change of control, on the basis of which he makes a good faith determination that he can no longer carry out his position or office in the manner contemplated before the change of control (provided that such reduction in authorities, duties, or job title and responsibilities is not for cause, due to his disability or at his request);

  •
  his base salary is decreased to a level below $350,000;

  •
  our principal offices, or the location of the office to which he is assigned at the time the agreement was entered into, is relocated to a place 35 or more miles away; or

  •
  following a change of control, our successor fails to assume our obligations under the change of control agreement.

        Under Mr. Sachdev's change of control agreement, cause has the same meaning as in Mr. Sachdev's employment agreement and change of control means:

  •
  any person or group as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act becomes the beneficial owner, as such term is used in Rule 13d-3 promulgated under the Exchange Act, of securities representing more than 50% of the combined voting power of our outstanding securities having the right to vote in the election of directors; or

  •
  all or substantially all of our business or assets are sold or disposed of, or we or one of our subsidiaries combines with another company pursuant to a merger, consolidation, or other similar transaction, other than (i) a transaction solely for the purpose of reincorporating us or one of our subsidiaries in a different jurisdiction or recapitalizing or reclassifying our stock; or (ii) a merger or consolidation in which our shareholders immediately prior to such merger or consolidation continue to own at least a majority of the outstanding securities of the surviving entity immediately after the merger or consolidation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        No member of our board of directors who was a member of our MDCC at any time during 2010 has ever been one of our employees or officers or been a party to a transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. During 2010, none of our executive officers served as a member of the board of directors or compensation committee of the board of directors, or performed the equivalent functions, of any entity that has one or more executive officers serving as a member of our board or the MDCC.

APPROVAL OF RELATED PERSON TRANSACTIONS AND TRANSACTIONS WITH RELATED PERSONS

        Our audit and finance committee reviews and, if appropriate, recommends for approval or ratification by our board of directors, all transactions with related persons that are required to be disclosed by us pursuant to Item 404(a) of Regulation S-K except for our transactions related to the employment of executive officers, which are recommended for approval by the MDCC. Our policies and procedures with respect to transactions with related persons are governed by our written Related Party Transaction Policy. Pursuant to this policy, related party transactions include transactions, arrangements or relationships in which our company is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% shareholders or their immediate family members, who we refer to as related persons, has a direct or indirect material interest, except where disclosure of such transaction would not be required pursuant to Item 404(a) of Regulation S-K. As appropriate for the circumstances, our audit and finance committee will review and consider the related person's interest in the related party transaction and such other factors as it deems appropriate. Since January 1, 2010, we have not had any transactions that would have to be disclosed pursuant to Item 404(a) of Regulation S-K.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides aggregate information with respect to all of our equity compensation plans in effect as of December 31, 2010.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in first column)
Equity Compensation Plans Approved by Shareholders (1)	19,755,734	$31.71	14,636,410
Equity Compensation Plans Not Approved by Shareholders (2)	1,393,769	$12.32	0

Total (3)	21,149,503	$30.43	14,636,410

(1)
These plans consist of our 1991 Stock Option Plan, our 1994 Stock and Option Plan, the 2006 Plan and our Employee Stock Purchase Plan, and awards granted under our 1996 Stock and Option Plan for which we obtained shareholder approval.

(2)
This category consists of certain options issued under our 1996 Stock and Option Plan for which we were not required to and did not obtain shareholder approval.

(3)
This table does not include options outstanding on December 31, 2010 to purchase an aggregate of 143,458 shares of our common stock at a weighted-average exercise price of $41.18 that were assumed by us in connection with our acquisition of Aurora Biosciences Corporation on July 18, 2001.

        Please refer to Note C, "Preferred Stock, Common Stock and Equity Plans," to the consolidated financial statements included in our Annual Report on Form 10-K, filed with the SEC on February 17, 2011, for a description of the material features of the 1996 Stock and Option Plan.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding beneficial ownership of our common stock as of March 15, 2011, by:

  •
  each shareholder known by us to be the beneficial owner of more than 5% of our common stock on that date;

  •
  each director and each nominee for director;

  •
  each named executive officer; and

  •
  all directors, nominees and executive officers as a group.

Name and Address	Shares Beneficially Owned (1)	Percentage of Total
FMR LLC (2) 82 Devonshire Street Boston, MA 02109	28,238,353	13.8%
Capital World Investors (3) 333 South Hope Street Los Angeles, CA 90071	15,957,123	7.8%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	15,760,820	7.7%
Janus Capital Management LLC (4) 151 Detroit Street Denver, CO 80206	11,504,736	5.6%
Wellington Management Company, LLP (5) 280 Congress Street Boston, MA 02210	10,928,859	5.3%
Joshua Boger (7)	3,057,384	1.5%
Stuart J. M. Collinson (7)	155,779	*
Eugene H. Cordes (7)	144,000	*
Matthew W. Emmens (7)	775,718	*
Jeffrey M. Leiden (7)	37,252	*
Margaret G. McGlynn	—	*
Wayne J. Riley (7)	5,625	*
Bruce I. Sachs (7)	308,710	*
Elaine S. Ullian (7)	112,500	*
Dennis L. Winger (7)	39,625	*
Peter Mueller (7)	703,052	*
Ian F. Smith (7)	384,745	*
Kenneth S. Boger (6)(7)	707,958	*
Amit Sachdev (7)	207,138	*
All directors, nominees and executive officers as a group (18 persons) (7)	7,011,732	3.3%

*
Less than 1%

(1)
Percentage ownership is based on 205,359,530 shares of common stock outstanding on March 15, 2011. Beneficial ownership of shares for purposes of this proxy statement is determined in accordance with applicable SEC rules and includes shares of common stock as to which a person has or shares voting power and/or investment power, including dispositive power. The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below. Attached to each share of common stock is a Preferred Share Purchase Right to acquire one-half of one hundredth of a share of our Series A Junior Participating Preferred Stock, par value $0.01 per share. These rights are not presently exercisable. Information with respect to persons other than directors, the director nominee and executive officers is based solely upon Schedules 13G and amendments thereto filed with the SEC in the first quarter of 2011.

(2)
Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 28,113,475 shares. The ownership of one Fidelity investment company, Fidelity Growth Company Fund, was 10,723,067 shares. Strategic Advisers, Inc., a wholly-owned subsidiary of FMR LLC, provides investment advisory services to individuals and beneficially owns 124,878 shares of our common stock.

(3)
Capital World Investors is a division of Capital Research and Management Company.

(4)
Janus Capital Management LLC provides investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients. In its role as investment adviser or sub-advisor to these companies and clients, Janus Capital may be deemed to be the beneficial owner of 11,504,736 shares, including 11,900 shares managed by INTECH Investment Management, an investment adviser in which Janus Capital has a direct 94.5% ownership stake.

(5)
Wellington Management Company, LLP had shared power to vote 6,016,422 of these shares and shared power to dispose of 10,928,859 of these shares. These securities were owned of record by clients of Wellington Management and those clients had the right to receive, or the power to the direct the receipt of, dividends from, or the proceeds from the sale of, such securities.

(6)
Includes 207,500 shares held in trusts pursuant to trusts that have Mr. Boger serving as a co-trustee. These trusts are for the benefit of Dr. Boger's adult children. Mr. Boger disclaims beneficial ownership of these shares.

(7)
Includes shares that may be acquired upon the exercise of options exercisable within 60 days after March 15, 2011 and unvested shares of restricted stock as of March 15, 2011 as follows:

	Stock Options Exercisable Within 60 Days of March 15, 2011	Unvested Shares of Restricted Stock March 15, 2011
Joshua Boger	2,016,703	22,517
Stuart J.M. Collinson	152,500	—
Eugene H. Cordes	130,000	—
Matthew W. Emmens	546,312	228,531
Jeffrey M. Leiden	34,652	—
Wayne J. Riley	5,625	—
Bruce I. Sachs	107,500	—
Elaine S. Ullian	107,500	—
Dennis L. Winger	33,125	—
Peter Mueller	565,167	49,545
Ian F. Smith	340,179	39,877
Kenneth S. Boger	379,046	33,548
Amit Sachdev	166,574	40,348
All directors, nominees and executive officers as a group (18 persons)	4,848,026	503,539

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires directors, officers and persons who are beneficial owners of more than 10% of our common stock to file with the SEC reports of their ownership of our securities and of changes in that ownership. To our knowledge, based upon a review of copies of reports filed with the SEC with respect to the fiscal year ended December 31, 2010 and written representations by our directors and officers that no other reports were required with respect to their transactions, all reports required to be filed under Section 16(a) by our directors and officers and persons who were beneficial owners of more than 10% of our common stock were timely filed.

CODE OF CONDUCT AND ETHICS

        We have adopted a Code of Conduct and Ethics that applies to all of our directors and employees, including our chief executive officer and chief financial and accounting officers. Our Code of Conduct and Ethics is available on our website www.vrtx.com under "Finances/Investor Info—Corporate Governance—Governance Documents." Disclosure regarding any amendments to, or waivers from, provisions of the Code of Conduct and Ethics that apply to our directors or principal executive or financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting of such amendments or waivers is then permitted by the rules of The NASDAQ Stock Market LLC.

SHAREHOLDER COMMUNICATIONS TO THE BOARD

        Generally, shareholders who have questions or concerns should contact our investor relations department at (617) 444-6100. However, any shareholder who wishes to address questions regarding our business directly with our board of directors, or any individual director, should direct his or her questions, in writing, in care of our corporate secretary, to our offices at 130 Waverly Street, Cambridge, Massachusetts 02139. Under procedures approved by our board, including a majority of our independent directors, all substantive communications shall be reviewed by our corporate secretary and forwarded or reported to the chair of the corporate governance and nominating committee, the independent directors and/or our full board, as deemed appropriate, with the exception of those communications relating to ordinary or routine business affairs, personal grievances or matters as to which we tend to receive repetitive or duplicative communications.

OTHER MATTERS

        The 2011 annual meeting is called for the purposes set forth in the notice. Our board of directors does not know of any other matters to be considered by the shareholders at the annual meeting other than the matters described in the notice. However, the enclosed proxy confers discretionary authority on the persons named in the proxy card with respect to matters that may properly come before the annual meeting and that are not known to our board at the date this proxy statement was printed. It is the intention of the persons named in the proxy card to vote in accordance with their best judgment on any such matter.

 HOUSEHOLDING OF ANNUAL MEETING MATERIALS

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement and annual report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of these documents to you if you write or call our corporate secretary at the following address or phone number: 130 Waverly Street, Cambridge, Massachusetts 02139, telephone (617) 444-6100. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

SOLICITATION

        We will bear the cost of soliciting proxies, including expenses in connection with preparing and mailing this proxy statement. We have retained D. F. King & Co., Inc. to assist in the solicitation of proxies at an estimated cost of approximately $10,000. Proxies may also be solicited by our directors and employees by mail, by telephone, in person or otherwise. Employees will not receive additional compensation for solicitation efforts. In addition, we will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy material to the beneficial owners of common stock and to obtain voting instructions from the beneficial owners. We will reimburse those firms for their reasonable expenses in forwarding proxy materials and obtaining voting instructions.

SHAREHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING
AND NOMINATIONS FOR DIRECTOR

        In order to be considered for inclusion in the proxy statement for our 2012 annual meeting of shareholders, shareholder proposals must be received by us no later than December 13, 2011. If we do not receive notice of a matter to be considered for presentation at the 2012 annual meeting by February 26, 2012, our proxy holders will have the right to exercise discretionary voting authority with respect to the proposal without including information regarding the proposal in our proxy materials. Proposals should be sent to the attention of our corporate secretary at our offices at 130 Waverly Street, Cambridge, Massachusetts 02139.

        Shareholder nominations for election to our board of directors at the 2012 annual meeting of shareholders may be submitted to our corporate secretary no later than February 12, 2012, and must include:

  •
  the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;

  •
  a representation that the shareholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

  •
  a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

  •
  the other information regarding each nominee proposed by the shareholder that would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and

  •
  the consent of each nominee to serve on our board of directors if so elected.

 AVAILABILITY OF MATERIALS

        Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 has been filed with the SEC and provides additional information about us. It is available on the internet at www.vrtx.com and is available in paper form (other than exhibits thereto) to beneficial owners of our common stock without charge upon written request to Investor Relations, 130 Waverly Street, Cambridge, Massachusetts 02139. In addition, it is available to holders of record of our common stock at www.envisionreports.com/vrtx and to beneficial holders of our common stock at www.edocumentview.com/vrtx.

By order of the Board of Directors

KENNETH S. BOGER Secretary
April 8, 2011

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01BFKC 1 U P X + PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Annual Meeting Proxy Card Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below C Please sign name exactly as name appears. When signing in a fiduciary capacity, please give full title. Co-fiduciaries and joint owners should each sign. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + Change of Address — Please print your new address below. Comments — Please print your comments below. B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR three (3) Class I Directors, FOR approval of our executive compensation program, for conducting future advisory votes on executive compensation ANNUALLY and FOR the ratification of Ernst & Young LLP. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. 01 - Matthew W. Emmens 02 - Margaret G. McGlynn 1. Election of Directors: For Withhold For Withhold 1 Yr 2 Yrs 3 Yrs Abstain 3. Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation Program. For Against Abstain 2. Advisory Vote on Executive Compensation Program. 4. Ratification of the appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the year ending December 31, 2011. IMPORTANT ANNUAL MEETING INFORMATION 03 - Wayne J. Riley For Withhold NNNNNNNNNNNN 1 1 3 5 1 1 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNNNN C 1234567890 J N T MMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK C123456789 MMMMMMMMMMMMMMM ext

 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ANNUAL MEETING OF SHAREHOLDERS—MAY 12, 2011 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned does hereby constitute and appoint Matthew W. Emmens, Ian F. Smith and Valerie L. Andrews, and each of them, the attorney(s) and proxy of the undersigned, with full power of substitution, with all the powers that the undersigned would possess if personally present, to vote all stock of Vertex Pharmaceuticals Incorporated that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Vertex Pharmaceuticals Incorporated to be held at 130 Waverly Street, Cambridge, Massachusetts, on Thursday, May 12, 2011 at 9:30 A.M. and at any postponements or adjournments thereof, hereby acknowledging receipt of the proxy statement for such meeting and revoking all previous proxies. This proxy, when properly executed, will be voted as directed. If no direction is made, this proxy will be voted FOR each of the nominees, FOR proposals 2 and 4, for ANNUAL advisory votes on our executive compensation program and, in the case of other matters that legally come before the meeting or any postponement or adjournment thereof, as said proxies may deem advisable. Please vote, sign and date on the reverse side and return this proxy card promptly using the enclosed envelope. Proxy — Vertex Pharmaceuticals Incorporated